UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-10)
INFORMATION REQUIRED IN THE PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.        )
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Cinemark Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CINEMARK HOLDINGS, INC.
3900 Dallas Parkway, Suite 500
Plano, Texas 75093

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 13, 2009

Dear Stockholder:

Notice is hereby given that the Annual Meeting of Cinemark Holdings, Inc. will be held on May 13, 2009 at 9 a.m. at the Cinemark Legacy Theatre located at 7201 Central Expressway, Plano, Texas 75025 for the following purposes:

1.	To elect three Class II directors to serve for three years on our Board of Directors;

2.	To approve and ratify the appointment of Deloitte & Touche, LLP as our independent registered public accountant for the fiscal year ending December 31, 2009; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Accompanying this notice is the proxy statement, which provides information on our Board of Directors and management team, and further describes the business we will conduct at the Annual Meeting.

The proxy statement is also available on the internet at http://www.cinemark.com/proxy.

Only stockholders of record as of the close of business on March 20, 2009 will be entitled to notice of, and to vote at, the Annual Meeting.

We sincerely hope you will be able to attend the Annual Meeting.

Whether or not you plan to attend, it is important that your shares be represented and voted at the Annual Meeting, and, therefore, we urge you to complete, sign, date and return the enclosed proxy card in the envelope provided for this purpose.

Sincerely,

Michael D. Cavalier
Secretary

Plano, Texas
March 25, 2009

CINEMARK HOLDINGS, INC.
3900 Dallas Parkway, Suite 500
Plano, Texas 75093

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
May 13, 2009

GENERAL INFORMATION

Solicitation and Revocability of Proxies

The Board of Directors (the “Board”) of Cinemark Holdings, Inc. (the “Company”, “we”, “our” or “us”) is soliciting proxies in connection with the 2009 annual meeting of stockholders and any adjournment thereof (the “Annual Meeting”) to be held on May 13, 2009 at 9 a.m. at the Cinemark Legacy Theatre located at 7201 Central Expressway, Plano, Texas 75025. The approximate date on which this proxy statement and the enclosed proxy are first being sent to stockholders is March 25, 2009.

If the accompanying proxy card is duly executed and returned, the shares of common stock, par value $0.001 per share of the Company (the “Common Stock”), represented thereby will be voted in accordance with the Board’s recommendations set forth herein and, where the stockholder makes a specification, will be voted in accordance with such specification. A proxy may be revoked by the person executing it at any time before it has been exercised, but the revocation of the proxy will not be effective until written notice thereof has been delivered to Michael D. Cavalier, Company Secretary, at Cinemark Holdings, Inc., 3900 Dallas Parkway, Suite 500, Dallas, Texas 75093. If a stockholder attends the Annual Meeting, the stockholder may revoke the proxy and vote in person.

Shares Outstanding and Voting Rights

As of March 20, 2009, 108,860,563 shares of the Company’s Common Stock were outstanding. The Common Stock constitutes the only class of voting securities of the Company. Only stockholders of record as of the close of business on March 20, 2009 (the “Record Date”) are entitled to receive notice of, and to vote at the Annual Meeting. Holders of Common Stock are entitled to one vote for each share so held. Holders of Common Stock of the Company do not have cumulative voting rights with respect to the election of directors.

Quorum and Required Vote

Quorum.  Unless a quorum is present at the Annual Meeting, no action may be taken at the Annual Meeting except the adjournment thereof until a later time. The holders of a majority of the issued and outstanding shares of Common Stock on the Record Date, present in person or represented by proxy, are necessary to constitute a quorum at the Annual Meeting. Shares that are represented at the Annual Meeting but abstain from voting on any or all matters and “broker non-votes” (shares held by brokers or nominees for which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote) will be counted as shares present and entitled to vote in determining the presence or absence of a quorum. The inspector of election appointed for the Annual Meeting will determine the number of shares of our Common Stock present at the Annual Meeting, determine the validity of proxies and ballots, determine whether or not a quorum is present, and count all votes and ballots.

Required Vote.  If a quorum is obtained, directors are elected by a plurality of all of the votes cast, in person or by proxy. This means that the three director nominees will be elected if they receive more affirmative votes than any other director nominee. Votes marked “For” Item 1 will be counted in favor of all director nominees, except to the extent the proxy withholds authority to vote for a specified director nominee. Votes “Withheld” from a director nominee have no effect on the vote since a plurality of the shares cast at the Annual Meeting is required for the election of each director nominee. Stockholders may not abstain from voting with respect to the election of directors. The election of directors is a routine matter for which specific instructions from beneficial owners will not be required, therefore, no “broker non-votes” will arise in the context of this proposal.

Ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accountant requires the majority of all the votes cast on the matter at the Annual Meeting by stockholders at which a quorum is present in person or by proxy. Abstentions from voting on the ratification of the independent registered public accountant will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal. The ratification of the appointment of auditors is a routine matter for which specific instructions from beneficial owners will not be required, therefore, no “broker non-votes” will arise in the context of this proposal.

QUESTIONS AND ANSWERS ABOUT
THE MEETING AND VOTING

1.	What is a proxy and how does the proxy process operate?

A proxy is your legal designation of another person to vote the stock you own. The person(s) that you designate to vote your shares are called proxies. Alan W. Stock, Robert D. Copple and Michael D. Cavalier of the Company have been designated as proxies for the Annual Meeting. The term “proxy” also refers to the written document or “proxy card” that you sign to authorize those persons to vote your shares.

By executing the proxy card, you authorize the above-named individuals to act as your proxies to vote your shares in the manner that you specify. The proxy voting mechanism is vitally important to us. In order for us to obtain the necessary stockholder approval of proposals, a “quorum” of stockholders (a majority of the issued and outstanding shares of Common Stock as of the Record Date) must be represented at the Annual Meeting in person or by proxy. Since few stockholders can spend the time or money to attend stockholder meetings in person, voting by proxy is necessary to obtain a quorum and complete the stockholder vote. It is important that you attend the Annual Meeting in person or grant a proxy to vote your shares to assure a quorum is obtained so corporate business can be transacted. If a quorum is not obtained, we must postpone the Annual Meeting and solicit additional proxies, which is an expensive and time-consuming process.

2.	What is a proxy statement?

It is a disclosure document in which the Company furnishes you with important information to assist you in deciding whether to authorize the proxies to vote on your behalf.

3.	What is the purpose of holding this Annual Meeting?

We are holding the Annual Meeting to elect directors and to ratify the selection of Deloitte & Touche, LLP as our independent registered public accountant. Our Nominating and Corporate Governance Committee has recommended the director nominees to our Board and our Board has nominated the director nominees. Our Audit Committee has approved the appointment of our independent registered public accountant and our Board has ratified such appointment. If any other matters requiring a stockholder vote properly come before the Annual Meeting, those stockholders present at the Annual Meeting and the proxies who have been appointed by our stockholders will vote as they think appropriate.

4.	What is the difference between a stockholder of record and a stockholder who holds stock in street name?

(a) If your shares are registered in your name with our transfer agent, Wells Fargo Shareowner Services, you are a stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the meeting.

(b) If you are the beneficial owner of shares and your shares are held in “street name,” then they are held in the name of your brokerage firm, bank or other nominee. Your broker of record or bank, as the record holder of your shares, is required to vote those shares in accordance with your instructions. If you beneficially own shares in street name, these proxy materials are being forwarded to you together with a voting instruction card on behalf of your broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and you are also invited to attend the Annual Meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares. Since a beneficial owner in street name is not the stockholder of record, you may not vote these shares in person at the

Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

5.	What is the record date and what does it mean?

The Record Date for the Annual Meeting is March 20, 2009. The Record Date is established by the Board as required by Delaware law. Owners of record of Common Stock at the close of business on the Record Date are entitled to:

(a) receive notice of the Annual Meeting, and

(b) vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

6.	What different methods can I use to vote?

(a) By Mail by sending in the Written Proxy Card.  If your shares are registered directly in your name as the holder of record, you may vote your shares by marking, signing, dating and mailing the proxy card in the postage paid envelope that we have provided. All stockholders of record can vote by this written proxy card.

(b) By Instructing Your Bank or Broker.   If your shares are held in street name, only your broker, bank or other nominee can give a proxy with respect to your shares. You should receive a proxy card from your bank or broker, which you must return to have your shares voted. If you have not received a proxy card from your bank or broker, you may contact it directly to provide it with instructions on how you wish to vote.

(c) In Person.  If you are a registered stockholder and attend the Annual Meeting, you may deliver your completed and signed proxy card in person. If your shares are held in street name, and you wish to vote in person at the Annual Meeting, you will need to obtain a legal proxy form from your broker or bank that holds your shares of record and you must bring that document to the Annual Meeting.

7.	What is the effect of not voting?

It depends on how ownership of your shares is registered. If you own shares as a registered holder, rather than through a broker, your unvoted shares will not be represented at the Annual Meeting and will not count toward the quorum requirement. Assuming a quorum is obtained, your unvoted shares will not affect whether a proposal is approved or rejected. If you own shares through a broker and do not vote, your broker may represent your shares at the Annual Meeting for purposes of obtaining a quorum. The answer to the following question describes how your broker may or may not vote your shares if you do not provide your broker with voting instructions.

8.	If I do not vote, will my broker vote for me and how will broker non-votes be counted?

If you own your shares through a broker and you do not vote, your broker may vote your shares in its discretion on some “routine matters.” However, with respect to other proposals, your broker may not vote your shares for you. With respect to these proposals, the aggregate number of unvoted shares is reported as broker non-votes. Broker non-vote shares are counted toward the quorum requirement but they do not affect the determination of whether a matter is approved. The proposals with respect to the election of directors and ratification of independent registered public accountant set forth in this proxy statement are both “routine matters” on which brokers will be permitted to vote unvoted shares.

9.	How can I revoke or change my proxy?

You may revoke your proxy and change your vote at any time before the proxy has been exercised at the Annual Meeting. If you are a registered holder, your proxy can be revoked in several ways: (1) by timely delivery of a written revocation to the Company Secretary; (2) by submitting another valid proxy bearing a later date; or (3) by attending the Annual Meeting in person and giving the inspector of election notice that you intend to vote your shares in person. If your shares are held in street name by a broker, you must contact your broker in order to revoke your proxy, but generally, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

10.	Who counts the votes?

The Company has retained a representative of Wells Fargo Shareowner Services to serve as an independent tabulator to receive and tabulate the proxies and as an independent inspector of election to certify the results.

11.	Who pays for this proxy solicitation?

The Company pays for this proxy solicitation. We use our transfer agent, its agents, and brokers to distribute all proxy materials to our stockholders. We will pay them a fee and reimburse any expenses they incur in making the distribution. Our directors, officers and employees may solicit proxies in person, by mail, telephone, facsimile transmission or electronically. No additional compensation will be paid to such directors, officers and employees for soliciting proxies.

12.	What are my voting choices when voting for director nominees, and what vote is needed to elect the director nominees?

With regard to the election of directors, you may cast your vote in favor of or withhold your vote for each director nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. In accordance with the Company’s bylaws and Delaware law, the director nominees who receive a plurality of the votes cast by stockholders present or represented by proxy at the Annual Meeting, up to the number of directors to be elected, will be elected as directors of the Company.

The Board recommends a vote “FOR” each of the director nominees.

13.	How can I obtain copies of the Company’s annual report and other available information about the Company?

Stockholders may receive a copy of the Company’s 2008 Annual Report on Form 10-K at no charge by sending a written request to Michael D. Cavalier, Company Secretary at Cinemark Holdings, Inc., 3900 Dallas Parkway, Suite 500, Plano, Texas 75093.

You can also visit our Web site at www.cinemark.com for free access to SEC filings, including our registration statement on Form S-1, annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports as soon as reasonably practicable after the reports are electronically filed with or furnished to the Securities and Exchange Commission (the “SEC”). The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov. The Company’s reports including corporate governance documents can also be accessed free of charge at the Company’s Web site, www.cinemark.com.

14.	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders?

Stockholder Proxy Proposal Deadline:  Stockholder proposals requested to be included in our proxy statement and form of proxy for our 2010 annual meeting must be in writing and received by us by November 25, 2009, provided that proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC regarding stockholder proposals and our bylaws. A copy of our bylaws is available from the Company Secretary upon written request. Proposals should be directed to the Company Secretary at Cinemark Holdings, Inc., 3900 Dallas Parkway, Suite 500, Plano, Texas 75093.

Stockholder Business-Annual Meeting Deadline:  Stockholders who wish to introduce an item of business at the 2010 annual meeting of stockholders may do so in accordance with our bylaws. These procedures provide, generally, that stockholders desiring to bring a proper subject of business before an annual meeting, must do so by a written notice, timely received (between 90 and 120 days in advance of such annual meeting) by the Company Secretary. Any notice of intent to introduce an item of business at an annual meeting of stockholders must contain the name and address of the stockholder and the name and address of the beneficial owner on whose behalf the proposal is made, a representation that the stockholder is a holder of record, the number of shares of Common Stock owned of record or beneficially by the stockholder and the beneficial owner on whose behalf the proposal is made, a description of all arrangements and understandings between the stockholder and the beneficial owners, if any, and that the stockholder intends to appear in person or by proxy at the annual meeting. Notice of an item of business must also include a brief description of the proposed business and any material interest of the stockholder in such business.

ITEM 1 —	ELECTION OF DIRECTORS

Our Board is currently comprised of ten members. The size of our Board may be fixed from time to time exclusively by our Board as provided in our Second Amended and Restated Certificate of Incorporation. Our Second Amended and Restated Certificate of Incorporation also provides that our Board consists of three classes of directors, designated as Class I, Class II and Class III, and the members of each class are elected to serve a three-year term, with the terms of office of each class ending in successive years. On April 9, 2007, immediately prior to our initial public offering, we entered into a director nomination agreement with certain stockholders permitting those certain stockholders to designate persons for appointment or nomination for election to the Board (the “Director Nomination Agreement”). Pursuant to the Director Nomination Agreement, Madison Dearborn Capital Partners IV, L.P. (“MDCP”), has the right to designate five nominees to the Board, the Mitchell Investors (as defined in the Director Nomination Agreement) have the right to designate two nominees to the Board, Syufy Enterprises, LP has the right to designate one nominee to the Board and the Quadrangle Investors (as defined in the Director Nomination Agreement) have the right to designate one nominee to the Board.

The term of the current Class II directors, Mr. Vahe A. Dombalagian, Mr. Peter R. Ezersky and Mr. Carlos M. Sepulveda, expire at this Annual Meeting.

MDCP has designated Mr. Dombalagian, the Quadrangle Investors have designated Mr. Ezersky and the Mitchell Investors have designated Mr. Sepulveda for election to the Board as Class II directors at the Annual Meeting. The Nomination and Corporate Governance Committee has recommended to the Board, and the Board has approved, the nomination of Messers. Dombalagian, Ezersky and Sepulveda for election to the Board at the Annual Meeting as Class II directors. Each of the Class II directors, if elected, will serve on the Board for a three-year term expiring on the date of our annual meeting of stockholders to be held in 2012.

Each nominee has consented to be named herein and to serve on the Board if elected. We have no reason to believe that any of the director nominees will be unable or unwilling to serve if elected. However, if any director nominee becomes unavailable or unwilling to serve before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

Information on each of our director nominees and continuing directors is given below.

Nominees for Class II Directors
For a Three Year Term Expiring 2012

Name	Business Experience

Vahe A. Dombalagian 35	Mr. Dombalagian has served as a director since April 2004. Mr. Dombalagian is a Managing Director of Madison Dearborn Partners, LLC (“MDP”), and has been employed by the firm since July 2001. Prior to joining MDP, Mr. Dombalagian was with Texas Pacific Group, a private equity firm and Bear, Stearns & Co., Inc. Mr. Dombalagian is a member of the Nominating and Corporate Governance Committee and the Compensation Committee. Mr. Dombalagian is nominated by MDCP.

Name	Business Experience

Peter R. Ezersky 48	Mr. Ezersky has served as a director since December 2004. Since 2000, Mr. Ezersky has been the Managing Principal of Quadrangle Group LLC, focused on the firm’s media and communications private equity business. Prior to the formation of Quadrangle Group in March 2000, Mr. Ezersky was a Managing Director of Lazard Frères & Co. LLC (“Lazard”) and headed the firm’s worldwide Media and Communications Group. Mr. Ezersky currently serves on the board of directors and the audit committee of Dice Holdings, Inc. Mr. Ezersky is a member of the Audit Committee. Mr. Ezersky is nominated by the Quadrangle Investors.

Carlos M. Sepulveda 51	Mr. Sepulveda has served as a director since June 2007. Mr. Sepulveda has been the President and Chief Executive Officer of Interstate Battery System International, Inc. (“Interstate Battery”), a seller of automotive and commercial batteries, since March 2004 and was its Executive Vice President from 1995 until 2004. Prior to joining Interstate Battery, he was with the accounting firm of KPMG Peat Marwick in Austin, New York and San Francisco for 11 years. Mr. Sepulveda serves as chairman of our Audit Committee and is designated as the Audit Committee financial expert. Mr. Sepulveda is nominated by the Mitchell Investors.

Our Board unanimously recommends that the stockholders vote “FOR” each of the above director nominees.

Unless marked to the contrary, proxies received will be voted “FOR” the election of each of the director nominees.

Continuing Class III Directors
Term Expiring 2010

Name	Business Experience

Benjamin D. Chereskin 50	Mr. Chereskin has served as a director since April 2004. Mr. Chereskin is a Managing Director and Member of MDP and co-founded the firm in 1993. Prior to co-founding MDP, Mr. Chereskin was with First Chicago Venture Capital for nine years. Mr. Chereskin currently serves on the board of directors of Tuesday Morning Corporation. Mr. Chereskin is the chairperson of the Nominating and Corporate Governance Committee and the Compensation Committee. Mr. Chereskin was nominated by MDCP.

Lee Roy Mitchell 72	Mr. Mitchell has served as Chairman of the Board since March 1996 and as a director since our inception in 1987. Mr. Mitchell served as our Chief Executive Officer from our inception until December 2006. Mr. Mitchell was Vice Chairman of the Board from March 1993 until March 1996 and was President from our inception in 1987 until March 1993. From 1985 until 1987, Mr. Mitchell served as President and Chief Executive Officer of a predecessor company. Mr. Mitchell currently serves on the board of directors of Texas Capital Bancshares, Inc. and National CineMedia, Inc. Mr. Mitchell is also on the board of directors of the National Association of Theatre Owners, , Champions for Life and Dallas County Community College. Mr. Mitchell has been engaged in the motion picture exhibition business for over 50 years. Mr. Mitchell is the brother-in-law of Walter Hebert, III, a senior vice president of the Company. Mr. Mitchell was nominated by the Mitchell Investors.

Name	Business Experience

Raymond W. Syufy 46	Mr. Syufy has served as a director since October 2006. Mr. Syufy began working for Century Theatres, Inc. (“Century Theatres”) in 1977 and held positions in each of the major departments within Century Theatres. In 1994, Mr. Syufy was named President of Century Theatres and was later appointed Chief Executive Officer and Chairman of the board of Century Theatres. Mr. Syufy resigned as an officer and director of Century upon the consummation of our acquisition of Century Theatres. Mr. Syufy currently serves as Chairman of the board of directors of the National Association of Theatre Owners of California. Mr. Syufy was nominated by Syufy Enterprises, LP.

Continuing Class I Directors
Term Expiring 2011

Name	Business Experience

Steven P. Rosenberg 50	Mr. Rosenberg has served as a director since April 2008. Mr. Rosenberg is the President of SPR Ventures Inc., a private investment firm he founded in 1997, and President of SPR Packaging LLC, a manufacturer of flexible packaging. From 1992 until 1997, Mr. Rosenberg was the President of the Arrow division of ConAgra, Inc., a leading manufacturer of grocery products. Mr. Rosenberg was also a founding investor of Packaged Ice, a leading manufacturer of industrial and consumer ice, in 1992. Mr. Rosenberg currently serves on the board of directors of Texas Capital Bancshares, Inc. and PRG Schultz International, Inc. Mr. Rosenberg is a member of the Audit Committee. Mr. Rosenberg was nominated by our Board.

Enrique F. Senior 65	Mr. Senior has served as a director since April 2004. Mr. Senior is a Managing Director of Allen & Company LLC, formerly Allen & Company Incorporated, and has been employed by the firm since 1972. Mr. Senior currently serves on the board of directors of Grupo Televisa S.A. de C.V. and Coca Cola FEMSA S.A. de C.V. Mr. Senior was nominated by MDCP.

Donald G. Soderquist 75	Mr. Soderquist has served as a director since June 2007. Since 2001, he has been a speaker and business counselor for OnCourse, LLC, a financial planning and investment advisory firm. Mr. Soderquist was Senior Vice Chairman of Wal-Mart Stores, Inc., the world’s largest retailer, from January 1999 to August 2000. Prior to 1999, Mr. Soderquist was Vice Chairman and Chief Operating Officer of Wal-Mart Stores, Inc. Mr. Soderquist currently serves on the board of directors of ARVEST Bank, John Brown University, NWA Community Foundation and the Salvation Army-National. Mr. Soderquist was nominated by MDCP.

Name	Business Experience

Roger T. Staubach 67	Mr. Staubach has served as a director since June 2007. Mr. Staubach is the Executive Chairman, Americas, of Jones Lang LaSalle, a financial and professional services firm specializing in real estate services and investment management. Prior to joining Jones Lang La Salle, Mr. Staubach was the Executive Chairman of The Staubach Company, a global commercial real estate strategy and services firm founded by him in 1982. Before establishing The Staubach Company, Mr. Staubach played professional football from 1969 to 1979 with the Dallas Cowboys. Mr. Staubach currently serves on the board of directors of AMR Corporation and has been named Chairman of the Host Committee for Super Bowl XLV. Mr. Staubach is also involved with The Children’s Cancer Fund, the United States Naval Academy Foundation and numerous other civic, charitable and professional organizations. Mr. Staubach was nominated by MDCP.

CORPORATE GOVERNANCE

General

We are governed by our directors who, in turn, appoint executive officers to manage our business operations. The Board oversees our executive management on your behalf. The Board reviews our long-term strategic plans and exercises oversight over all major decisions, such as acquisitions, the declaration of dividends, major capital expenditures and the establishment of Company policies.

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee each of which is further described below. Based upon the review of the Nominating and Corporate Governance Committee, the Board has determined, in its business judgment, that (a) the majority of the Board is independent, (b) each of Messrs. Chereskin, Dombalagian, Ezersky, Rosenberg, Senior, Sepulveda, Soderquist, and Staubach is independent within the meaning of the rules of the New York Stock Exchange (the “NYSE”) director independence standards, as currently in effect, (c) each of Messrs. Ezersky, Rosenberg and Sepulveda meets all applicable requirements of the SEC and NYSE for membership in the Audit Committee and (d) Mr. Sepulveda is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC and satisfies the NYSE’s financial experience requirements. For purposes of Board membership, the Board affirmatively determined the independence of each member of the Board based on the independence standards of the NYSE. The bright-line tests for independence are whether the person:

1. is or has been within the last 3 years an employee of the Company or an immediate family member is, or has been within the last three years, an executive officer of the Company;

2. has received, or has an immediate family member who has received, during any 12 month period within the last 3 years, more than $100,000 in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service);

3. (a) is or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) is a current employee of such firm; (c) has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) is or an immediate family member was within the last 3 years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

4. is or an immediate family member is, or has been within the last 3 years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or has served on that company’s compensation committee; or

5. is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last 3 fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Meetings

The Board held 5 meetings and took action by written consent on 6 occasions during the fiscal year ended December 31, 2008. Each director attended at least seventy-five percent (75%) of all meetings held by the Board and all meetings held by committees of the Board on which such director served.

All directors are strongly encouraged to attend the Annual Meeting, but we do not have a formal attendance requirement. All ten directors attended the 2008 annual meeting of stockholders held in May 2008.

Executive Sessions

Our non-management directors meet in executive sessions with no Company employees present as a part of each regularly scheduled Board meeting. The presiding director of these sessions is currently Mr. Donald Soderquist.

Communications with the Board

Any Company stockholder or other interested party who wishes to communicate with the non-management directors as a group may direct such communications by writing to the:

Company Secretary
Cinemark Holdings, Inc.
3900 Dallas Parkway, Suite 500
Plano, TX 75093

The communication must be clearly addressed to the Board or to a specific director. If a response is desired, the individual should also provide contact information such as name, address and telephone number.

All such communications will be reviewed initially by the Company Secretary. The Company Secretary will forward to the appropriate director(s) all correspondence, except for items of the following nature:

•	advertising;

•	promotions of a product or service;

•	patently offensive material; and

•	matters completely unrelated to the Board’s functions, Company performance, Company policies or that could not reasonably be expected to affect the Company’s public perception.

The Company Secretary will prepare a periodic summary report of all such communications for the Board. Correspondence not forwarded to the Board will be retained by the Company and will be made available to any director upon request.

Corporate Governance Policies and Charters

The following documents make up our corporate governance framework:

•	Second Amended and Restated Corporate Governance Guidelines

•	Audit Committee Charter

•	Amended and Restated Compensation Committee Charter

•	Nominating and Corporate Governance Committee Charter

Current copies of the above policies and guidelines are available publicly on the Company’s Web site at www.cinemark.com. You may also obtain copies of the charters by written request to the Company’s Secretary.

The Company has also adopted a Code of Business Conduct and Ethics, which applies to directors, executive officers and employees. The Code of Business Conduct and Ethics sets forth the Company’s policies on critical issues such as conflicts of interest, insider trading, protection of our property, business opportunities and proprietary information. Prompt disclosure to stockholders will be made regarding any waiver of the Code of Business Conduct and Ethics for executive officers and directors approved by our Board or any committee thereof. A copy of the Code of Business Conduct and Ethics will be sent without charge to any stockholder upon written request to the Company Secretary at 3900 Dallas Parkway, Suite 500, Plano, Texas 75093 and also may be viewed on our Web site at www.cinemark.com. We will post on our Web site any amendments or waivers to the Code of Business Conduct and Ethics.

BOARD COMMITTEES

The Board has three principal standing committees, namely, a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. The composition and functions performed by each of the committees are described below:

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is composed of Messers. Chereskin and Dombalagian. The Nominating and Corporate Governance Committee is governed by the Nominating and Corporate Governance Committee Charter setting forth the purpose and responsibilities of this committee. The Nominating and Corporate Governance Charter is available on our Web site at www.cinemark.com or in print without charge, to any stockholder who sends a request to the office of the Company Secretary at Cinemark Holdings, Inc., 3900 Dallas Parkway, Suite 500, Plano, Texas 75093. Subject to the rights of certain stockholders to nominate directors pursuant to the Director Nomination Agreement, the principal responsibilities of the Nominating and Corporate Governance Committee is to assist the Board in identifying individuals qualified to serve as members of the Board, make recommendations to the Board concerning committee appointments, develop and recommend to the Board a set of corporate governance principles for the Company and oversee the Board’s annual self-evaluation process and the Board’s evaluation of management.

Although the Board retains ultimate responsibility for approving candidates for election, the Nominating and Corporate Governance Committee conducts the initial screening and evaluation process. In doing so, the Nominating and Corporate Governance Committee considers candidates recommended by the directors, the Chief Executive Officer and the Company’s stockholders. This Committee also has the authority, to the extent it deems appropriate, to retain one or more search firms to be used to identify director candidates.

To recommend a candidate for election to the Board for the 2010 annual meeting, a stockholder must submit the following information to the Company Secretary no later than 90 and no earlier than 120 days in advance of the anniversary date of this Annual Meeting:

•	the name and address of the stockholder and the beneficial owner on whose behalf the proposal is made;

•	a representation that the stockholder intends to appear in person or by proxy at the annual meeting;

•	a description of any arrangements or understandings between the stockholder, the beneficial owner and the director nominee or any other person (naming such person(s)) relating to the election of the nominee to the Board;

•	the name and address of the stockholder’s nominee for director;

•	the biographical and other information about the nominee (including the number of shares of capital stock of the Company owned beneficially or of record by the nominee) that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

•	the nominee’s consent to be named as a nominee and to serve on the Board.

Candidates recommended by stockholders will be evaluated under the same process as candidates recommended by existing directors and the Chief Executive Officer.

As provided in the Company’s Second Amended and Restated Corporate Governance Guidelines, director nominees will be selected based on, among other things, consideration of the following factors:

•	wisdom and integrity;

•	experience;

•	skills in understanding finance and marketing;

•	educational and professional background; and

•	sufficient time to devote to the affairs of the Company.

In considering whether to nominate directors who are eligible to stand for election or re-election, the Nominating and Corporate Governance Committee considers the director’s personal and professional ethics, integrity, practical wisdom, judgment, training and experience at the policy-making level in business, government, education or technology, expertise that is useful to the Company and complementary to the background and experience of other Board members, willingness to devote required amount of time to carry out Board responsibilities, commitment to serve on the Board for several years to develop knowledge about the Company and willingness to represent the interest of all stockholders and objectively appraise management.

The Nominating and Corporate Governance Committee took action by written consent on one occasion during 2008.

Audit Committee

The Audit Committee is currently composed of Messers. Ezersky, Rosenberg and Sepulveda. Each of Messers. Ezersky, Rosenberg and Sepulveda satisfies the standards for independence of the NYSE and the SEC as they relate to audit committees. Our Board has determined that each of the members of the Audit Committee is financially literate and that Mr. Sepulveda, a licensed certified public accountant with extensive public company accounting experience, qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

The Audit Committee is governed by the Audit Committee Charter setting forth the purpose and responsibilities of this committee. The Audit Committee Charter is available on our Web site at www.cinemark.com or in print without charge, to any stockholder who sends a request to the office of the Company’s Secretary, Cinemark Holdings, Inc. at 3900 Dallas Parkway, Suite 500, Plano, Texas 75093.

The functions of the Audit Committee include the following:

•	assist the Board in its oversight responsibilities regarding (1) the integrity of our financial statements, (2) our risk management compliance with legal and regulatory requirements, (3) our system of internal controls regarding finance and accounting and (4) our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent registered public accountant;

•	prepare the report required by the SEC for inclusion in our annual proxy or information statement;

•	appoint, retain, compensate, evaluate and replace our independent accountants;

•	approve audit and non-audit services to be performed by the independent accountants;

•	establish procedures for the receipt, retention and treatment of complaints received by our Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	perform such other functions as the Board may from time to time assign to the Audit Committee.

The Audit Committee held five meetings and took action by written consent on two occasions during 2008.

Approval of Audit and Non-Audit Services

The Audit Committee approves all audit and permissible non-audit services (including the fees and terms of the services) performed for the Company by its independent registered public accountants prior to the time that those services are commenced. The Audit Committee may, when it deems appropriate, form and delegate this authority to a subcommittee consisting of one or more Audit Committee members, including the authority to grant pre-approvals of audit and permitted non-audit services. The decisions of such subcommittee is presented to the full Audit Committee at its next meeting.

The Audit Committee pre-approved all fees for 2008 noted in the table below:

Fees Paid to Independent Registered Public Accounting Firm

We expensed the following fees to Deloitte & Touche, LLP for professional and other services rendered by them during fiscal years ended 2008 and 2007, respectively:

Fees	2008		2007

Audit	$2,002,000		$1,495,000
Audit Related	$46,000	(1)	$88,000	(2)
Tax	$222,000	(3)	$172,000	(4)
Other	$10,000	(5)	$1,669,000	(6)
Total	$2,280,000		$3,424,000

(1)	Fees primarily include review of Form S-8 and review of responses to SEC comment letter.

(2)	Fees for assistance with evaluating our system of internal control over financial reporting.

(3)	Fees primarily include transfer pricing studies and tax compliance services.

(4)	Fees for assistance with our federal, state, local and foreign jurisdiction income tax returns and consultation and advice related to various tax compliance planning projects.

(5)	Fees primarily include subscription to technical accounting library.

(6)	Fees for review of our SEC filings associated with the acquisition of Century Theatres and our initial public offering.

Audit Committee Report

During its March 10, 2009 meeting, the Audit Committee reviewed with Company management and Deloitte & Touche, LLP and the Company’s disclosure committee the results of the 2008 audit. The Audit Committee reviewed the requirements of the Audit Committee Charter previously adopted and the reports required to be disclosed to the Audit Committee. The Audit Committee discussed with Deloitte & Touche, LLP the matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication With Those Charged With Governance,” as adopted by the Public Company Accounting Oversight Board. The Deloitte & Touche, LLP representatives reviewed the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee regarding independence and presented their Report on Auditor Independence to the Audit Committee. The Audit Committee has considered the level of non-audit services provided by Deloitte & Touche, LLP in consideration of auditor independence. As part of its deliberations, the Audit Committee determined that Deloitte & Touche, LLP was independent of the Company. The Audit Committee also discussed with management, the disclosure committee and Deloitte & Touche, LLP, the quality and adequacy of the Company’s internal control over financial reporting and disclosure controls and procedures and internal audit organization, responsibilities, budget, staffing and identification of audit risks.

During its March 10, 2009 meeting, the Audit Committee also reviewed and discussed with management and Deloitte & Touche, LLP a draft of the Form 10-K and the audited financial statements for the year ended December 31, 2008 which had been provided to the Audit Committee in advance of the meeting. Management has the responsibility for the preparation of the financial statements and the reporting process, including the systems of internal control over financial reporting and disclosure controls and procedures. The external auditor is responsible for examining the financial statements and expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America. Based on its review of all of the above and on discussions with management and the external auditor, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

Respectfully submitted,

Carlos M. Sepulveda (Chairman)
Steven P. Rosenberg
Peter R. Ezersky

Compensation Committee

The Compensation Committee is composed of Messers. Chereskin and Dombalagian. Both Mr. Chereskin and Mr. Dombalagian qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and “non-employee directors” within the meaning of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee is governed by the Amended and Restated Compensation Committee Charter setting forth the purpose and responsibilities of this committee. The Amended and Restated Compensation Committee Charter is available on our Web site at www.cinemark.com or in print without charge, to any stockholder who sends a request to the Company’s Secretary at Cinemark Holdings, Inc., 3900 Dallas Parkway, Suite 500, Plano, Texas 75093.

The functions of the Compensation Committee are primarily to establish the Company’s compensation policy, set base salaries of our executive officers and review, approve and administer (to the extent such authority is delegated to the Compensation Committee by the Board) the Company’s bonus and long term equity incentive compensation plans for all eligible employees. In determining the compensation of our executive officers, the Compensation Committee has the authority under the Amended and Restated Compensation Committee Charter, to the extent it deems appropriate, to retain one or more consultants to assist in the evaluation of the Chief Executive Officer and executive compensation. The Compensation Committee also has the right to receive information it deems pertinent from management, employees, outside counsel and other advisers as the Compensation Committee may request. However, none of our executives are involved in the Compensation Committee’s determination of their own compensation. In 2007, the Company engaged an outside compensation consultant, Longnecker & Associates, to review and make recommendations to our executive compensation program. Certain elements of our executive compensation for fiscal year 2008 have been developed, based in part, on such recommendations. The Compensation Committee has the authority to delegate any of its responsibilities to one or more sub-committees as the Compensation Committee may from time to time deem appropriate. The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with our management and upon such review and discussion recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee took action by written consent on eight occasions during 2008.

EXECUTIVE OFFICERS

Executive Officers

Set forth below is the name, age, position and a brief account of the business experience of our executive officers and certain other officers:

Name	Age	Position

Lee Roy Mitchell	72	Chairman of the Board; Director
Alan W. Stock	48	Chief Executive Officer
Timothy Warner	64	President; Chief Operating Officer
Robert Copple	50	Executive Vice President; Treasurer; Chief Financial Officer; Assistant Secretary
Robert Carmony	51	Senior Vice President-New Technology and Training
Michael Cavalier	42	Senior Vice President-General Counsel and Secretary
Walter Hebert, III	63	Senior Vice President-Purchasing
Tom Owens	52	Senior Vice President-Real Estate
John Lundin	59	Vice President-Film Licensing
Don Harton	51	Vice President-Construction
James Meredith	40	Vice President-Marketing and Communications
Steve Zuehlke	50	Vice President-Director of Theatre Operations
Valmir Fernandes	48	President-Cinemark International L.L.C.

Lee Roy Mitchell has served as Chairman of the Board since March 1996 and as a director since our inception in 1987. Mr. Mitchell served as our Chief Executive Officer from our inception until December 2006. Mr. Mitchell was Vice Chairman of the Board from March 1993 until March 1996 and was President from our inception in 1987 until March 1993. From 1985 until 1987, Mr. Mitchell served as President and Chief Executive Officer of a predecessor corporation. Mr. Mitchell currently serves on the board of directors of Texas Capital Bancshares, Inc. and National CineMedia, Inc. Mr. Mitchell is also on the board of directors of the National Association of Theatre Owners, Champions for Life and Dallas County Community College. Mr. Mitchell has been engaged in the motion picture exhibition business for over 50 years. Mr. Mitchell is the brother-in-law of Walter Hebert, III.

Alan W. Stock has served as Chief Executive Officer since December 2006. Mr. Stock served as President from March 1993 until December 2006 and as Chief Operating Officer from March 1992 until December 2006. Mr. Stock also served as a director from April 1992 until April 2004. Mr. Stock was Senior Vice President from June 1989 until March 1993.

Timothy Warner has served as President and Chief Operating Officer since December 2006. Mr. Warner served as Senior Vice President from May 2002 until December 2006 and President of Cinemark International, L.L.C. from August 1996 until December 2006.

Robert Copple has served as Executive Vice President since January 2007 and as Senior Vice President, Treasurer, Chief Financial Officer and Assistant Secretary since August 2000 and also served as a director from September 2001 until April 2004. Mr. Copple was acting Chief Financial Officer from March 2000 until August 2000. From August 1997 until March 2000, Mr. Copple was President of PBA Development, Inc., an investment management and venture capital company controlled by Mr. Mitchell. From June 1993 until July 1997, Mr. Copple was Director of Finance of our company. Prior to joining our Company, Mr. Copple was a Senior Manager with Deloitte & Touche, LLP where he was employed from 1982 until 1993.

Robert Carmony has served as Senior Vice President-New Technology and Training since May 2007, Senior Vice President-Operations from July 1997 to May 2007, Vice President-Operations from March 1996 until July 1997 and as Director of Operations from June 1988 until March 1996.

Michael Cavalier has served as Senior Vice President-General Counsel since January 2006, as Vice President-General Counsel since August 1999, as Assistant Secretary from May 2001 until December 2003 and as Secretary since December 2003. From July 1997 until July 1999, Mr. Cavalier was General Counsel of our Company and from July 1993 until July 1997 was Associate General Counsel.

Walter Hebert, III has served as Senior Vice President-Purchasing since January 2007 and as Vice President-Purchasing and Special Projects since July 1997 and was the Director of Purchasing from October 1996 until July 1997. From December 1995 until October 1996, Mr. Hebert was the President of 2 Day Video, Inc., a 21-store video chain that was our subsidiary. Mr. Hebert is the brother-in-law of Lee Roy Mitchell.

Tom Owens has served as Senior Vice President-Real Estate since January 2007 and as Vice President-Development since December 2003 and as Director of Real Estate since April 2002. From 1998 until April 2001, Mr. Owens was President of NRE, a company he founded that specialized in the development and financing of motion picture theatres. From 1996 until 1998, Mr. Owens served as President of Silver Cinemas International, Inc., a motion picture exhibitor. From 1993 until 1996, Mr. Owens served as our Vice President-Development.

John Lundin has served as Vice President-Film Licensing since September 2000 and as Head Film Buyer from September 1997 until September 2000 and was a film buyer from September 1994 until September 1997.

Don Harton has served as Vice President-Construction since July 1997. From August 1996 until July 1997, Mr. Harton was Director of Construction.

James Meredith has served as Vice President-Marketing and Communications since January 2008. From 1997 to January 2008, Mr. Meredith served as Director of Marketing and Communications for our international operations.

Steve Zuehlke has served as Vice President-Director of Theatre Operations since February 2007. From September 1992 to February 2007, Mr. Zuehlke was Director of Operations for our international operations and was a Regional Manager from 1988 to September 1992.

Valmir Fernandes has served as President of Cinemark International since March 2007. From 1996 until March 2007, Mr. Fernandes was the general manager of Cinemark Brasil S.A.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Goals and Objectives of Our Executive Compensation Program

The Compensation Committee is responsible for establishing the Company’s compensation policy, setting base salaries for executive officers and reviewing and approving the Company’s bonus plan and long term equity incentive compensation for all eligible employees. In so doing, the Compensation Committee has the responsibility to develop, implement, and manage compensation policies and programs that have the following goals:

•	enhance our long term competitive advantage and sustainable profitability, thereby contributing to the value of our stockholders’ investment;

•	align the executives’ and stockholders’ interest;

•	attract, motivate, reward and retain high performance executives; and

•	support the Company’s business strategy by defining specific business criteria and performance targets for executives and rewarding achievement of these targets

Components of Compensation

Our executive compensation program currently consists primarily of:

•	annual base salaries;

•	annual performance-based cash incentive payments; and

•	long term equity incentive compensation.

These elements of compensation promote the objectives of our compensation philosophy. Base salary provides minimum levels of compensation that help attract and retain qualified executives. Performance based bonuses reward achievements of specified business criteria and performance targets important to fulfilling the Company’s strategic goals. Long term equity incentive compensation aligns an executive’s compensation with the creation of long term stockholder value and assists in retaining qualified executives.

The Compensation Committee is responsible for:

•	determining the compensation for each of the named executive officers, and reviews, evaluates and oversees the Company’s compensation program;

•	determining the compensation for the other executive officers and other senior officers it deems appropriate;

•	establishing certain business criteria and performance targets relevant to compensation for the Chief Executive Officer and other executive officers and evaluating their performance against such business criteria and performance targets; and

•	approving the grant of all equity based compensation.

In fulfilling these responsibilities, the Compensation Committee establishes the compensation of the Chief Executive Officer without management input, but may be assisted in this determination by outside compensation consultants. In establishing the compensation for the other executive officers, the Compensation Committee may consider the recommendations of the Chief Executive Officer and input received from a compensation consultant. The Compensation Committee advises the Board of its determination prior to implementation of annual bonus and equity based awards for the named executive officers and other executive officers it deems appropriate and may consider input provided by the Board. However, performance-based cash incentive compensation and long term equity incentive compensation are determined solely by the Compensation Committee.

The Chief Executive Officer conducts an annual review of the aggregate level of our executive compensation as part of our annual budget review and annual performance review which uses financial and non-financial criteria to measure our performance against internal goals and the performance of comparable companies in the theatrical exhibition industry. Annually, the Chief Executive Officer provides recommendations to the Compensation Committee for specific levels of base salary, target levels for annual performance-based cash incentive payments and long-term equity based compensation (other than for the Chief Executive Officer). Management also provides data with respect to the competitive market for executives and compensation levels provided by comparable companies, the compensation practices of companies in the theatrical exhibition industry and companies of comparable size and financial performance with whom we may compete for talent. In 2007, the Company management, with the approval of the Compensation Committee, engaged an outside compensation consultant, Longnecker & Associates, to review and make recommendations to our executive compensation program. The consultant is independent of management and provides data (including data provided by management) to the Compensation Committee for review and determination of compensation of individual executive officers. In 2008, as in previous years, management provided comparable compensation data from SEC filings for a peer group of companies, namely, AMC Entertainment, Inc., Regal Entertainment Group, Inc., Carmike Cinemas, Inc. and IMAX Corporation. Certain elements of our executive compensation program for 2008 were based in part on such recommendations. The Compensation Committee believes, based upon its experience and knowledge, that the executive compensation program discussed herein provides the best method to achieve our goal of attracting, retaining and motivating key executive personnel.

Base Salary

The Compensation Committee seeks to keep base salary competitive and to establish the minimum levels of compensation that helps attract and retain qualified executives. Base salaries for the Chief Executive Officer and the other executive officers are determined by the Compensation Committee based on a variety of factors including:

•	nature and responsibility of the position;

•	expertise of the individual executive;

•	competitiveness of the market for the executive’s services;

•	potential for driving the Company’s success in the future;

•	peer data;

•	the performance reviews and recommendations of the Chief Executive Officer (except in the case of his own compensation); and

•	other judgmental factors deemed relevant by the Compensation Committee such as recommendations of the compensation consultant.

The Compensation Committee has not adopted any formula with specific weightings assigned to any of the factors above. For the 2009 fiscal year, annual base salaries were reviewed during the fourth quarter of 2008. Following this review, for 2009, base salaries for our named executive officers increased 1% over their respective 2008 base salaries.

Annual Performance-Based Cash Incentive Compensation

In setting compensation, the Compensation Committee considers annual cash incentives based on Company performance to be an important tool in motivating and rewarding the performance of our executive officers. Performance-based cash incentive compensation is paid to our executive officers pursuant to our Cinemark Holdings, Inc. Performance Bonus Plan (the “Bonus Plan”) to align executive pay with the financial performance of the Company. Under the Bonus Plan, during the first quarter of the fiscal year, the Compensation Committee establishes objective business criteria and performance factors for the Company for the fiscal year and based upon the performance of the Company during the fiscal year, the Compensation Committee awards cash bonuses to the Bonus Plan participants prior to the end of the first quarter of the following fiscal year. The objective of the Bonus Plan is to make cash bonus payments annually to individuals based on the achievement of specific objective annual performance factors or business criteria that contributes to the growth, profitability and increased value of the Company.

The bonus process for the named executive officers under the Bonus Plan involves the following steps:

(1) Setting a Target Bonus.  During the first quarter of the fiscal year, the Compensation Committee approves the target bonus amount for each named executive officer. The target bonus amount may take into account all factors deemed relevant by the Compensation Committee, including recommendations from the chief executive officer (except for target bonus amounts for the Chief Executive Officer). The Compensation Committee also approves the maximum bonus that a named executive officer is entitled to receive. The maximum bonus amount will not exceed 200% of such named executive officer’s annual base salary at the time the target bonus is determined.

(2) Setting the Performance Factors.  During the first quarter of each fiscal year, the Compensation Committee establishes the performance factors for the Company and the executive officers. Performance factors may include by way of example but not limitation, any or all of the following: revenue; net sales; operating income; earnings before all or any of interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA”, or “EBITDA”); Adjusted EBITDA; Adjusted EBITDA Margin; cash flow; working capital and components thereof; return on equity or average stockholder’s equity; return on assets; market share; sales (net or gross) measured by product line, territory, customer(s), or other category; stock price; earnings per share; earnings from continuing operations; net worth; credit rating; levels of expense, cost or liability by category, operating unit or any other delineation; any increase or decrease of one or more of the foregoing over a specified period; or implementation or completion of critical projects. With respect to certain participants who are not named executive officers, these targets may also include such objective or subjective performance goals as the Compensation Committee may, from time to time, establish.

(3) Measuring Performance.  Prior to making any payments under the Bonus Plan, the Compensation Committee will certify whether the applicable performance factors were attained. In reaching its conclusions, the Compensation Committee will make certain adjustments as specified in the Bonus Plan. Such adjustments include but are not limited to issues such as changes in accounting principles, extraordinary, unusual or non-recurring events that were not included in the operating budget for the performance period (such as the disposition of a theatre or theatres or the cessation of operation of a theatre as a result of a natural disaster).

In March 2008, the Compensation Committee established performance criteria, performance targets and awards for our named executive officers for the 2008 fiscal year under the terms of the Bonus Plan. The 2008 awards provide for the payment of bonus compensation based on the achievement of Adjusted EBITDA financial metrics, which we believe reflect the effective implementation of the Company’s business plan and objectives in a manner that will be beneficial to stockholders and to the long-term financial health and development of our business. Each performance target under the 2008 awards had a threshold, target and maximum level of payment opportunity. Messers. Mitchell and Stock had a target opportunity of 100% of their individual 2008 base salary and Messers. Warner, Copple and Cavalier had a target opportunity of 75% of their individual 2008 base salary. The threshold opportunity for each of Messers. Mitchell, Stock, Warner, Copple and Cavalier was 33.3%, with the maximum payment opportunity equal to 133.3%, of the individual’s target opportunity. Each named executive officer was entitled to receive a ratable portion of his target bonus if we achieved Adjusted EBITDA within the specified parameters. The actual amount of bonuses paid, if any, may result ina bonus that is greater or less than the stated target (and could be zero) depending on whether, and to what extent, the applicable performance and other conditions are satisfied.

In February 2009, based on the Adjusted EBITDA target achieved by the Company, the Compensation Committee determined the cash incentive bonus for each of the named executive officers. The percentage at which the bonus was awarded was 107.6% of the target bonus for each named executive officer. The amount of the cash bonus paid on March 2, 2009, to each of Messers. Mitchell, Stock, Warner, Copple and Cavalier under the Bonus Plan for the 2008 fiscal year are as follows:

Name	Bonus Amount

Lee Roy Mitchell	$855,241
Alan Stock	$649,303
Tim Warner	$356,837
Robert Copple	$335,846
Michael Cavalier	$272,875

Long Term Equity Incentive Compensation

We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards and aligns the employee’s interests with the interests of our stockholders. In addition, we believe we must be able to attract and retain highly qualified executive officers as leaders to ensure our success and that long term equity incentive compensation is a key factor to attract and retain such officers.

Our long term equity incentive compensation under the Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan (the “Restated Plan”), generally permits the Compensation Committee to grant, stock options, restricted stock awards, restricted stock units, performance awards or a mix of any such type of award. Pursuant to the Restated Plan, the grants of such equity awards are made before the end of the first quarter of the fiscal year and in 2008, the equity and performance based compensation awards were at a higher percentage of total compensation for the named executive officers compared to the other executive officers. These awards reward participants in slightly different ways as measured against increases in stockholder value. Stock options are issued with an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant. Accordingly, a recipient of stock options is rewarded only if the stock price increases after the dates of grant. Restricted shares, restricted stock units and performance awards are impacted by increases or decreases of stock price from the market price at the date of grant. Additionally, recipients of restricted stock awards are permitted to receive dividends on the restricted shares received to the extent dividends are paid by the Company on shares of its Common Stock and to vote such Common Stock during the restriction period.

Restricted Stock.  Restricted stock granted under the Restated Incentive Plan may be subject to time vesting or performance vesting requirements and may be subject to more than one vesting condition, as determined by the Compensation Committee. Annual grants of restricted stock units to the named executive officers may be based upon a percentage of such named executive’s annual base salary. Any dividends that are attributable to the underlying Common Stock relating to the restricted stock unit will be payable to the recipient when the established vesting conditions are satisfied. Periodic awards of restricted stock can be made at the discretion of the Compensation Committee to eligible employees. In 2008, we adopted a form of restricted stock agreement which serves to and our executives over the vesting period of the grant by conditioning delivery of the underlying shares on continued employment with the Company for the vesting period.

Performance Awards.  Performance awards entitle recipients to vest in or acquire shares of Common Stock based upon the attainment of specified performance goals established by the Compensation Committee. Performance awards and performance goals shall be based on one or more pre-established objective criteria that specify the number of shares of Common Stock under the performance award that will be granted or will vest if the performance goal is attained. During the first quarter of a fiscal year, the Compensation Committee approves the performance goal for each performance award. Common stock or restricted stock units received upon attainment of the performance goals under a performance award may be subject to additional time-based vesting conditions. Any dividends that are attributable to the underlying Common Stock relating to a performance award will be payable to the recipient when the established vesting conditions are satisfied.

Based on the Compensation Committee’s review of the Company’s long term incentive policies, in 2008 we adopted a form of performance share agreement. The total number of performance shares that may be awarded is based on an implied equity value concept that determines an internal rate of return during a three fiscal year period (the “Performance Period”) based on a formula utilizing a multiple of adjusted EBITDA (subject to certain specified adjustments). Each performance target under the restricted stock unit awards will have a threshold, target and maximum level of payment opportunity, with the maximum payment opportunity equal to 150% of the individual’s target opportunity based upon an internal rate of return during such three year period (“IRR”). The Compensation Committee believes the performance targets further link our executive officer’s interests with those of our stockholders. The targets are established in writing by the Compensation Committee. The amount of shares an executive may receive on the vesting date cannot be determined at the date of grant because the payment of such compensation is contingent upon attainment of pre-established goals and the actual compensation to be paid to an executive officer may reflect the Compensation Committee’s discretion to reduce the incentive compensation payable upon attainment of the performance goal.

The following table sets forth the various IRR percentages and the number of corresponding hypothetical shares underlying the restricted share unit awards to be made to eligible participants:

IRR	Performance Shares Issuable

IRR equal to 8.5% but less than 10.5%	33 1/3% of the maximum performance shares issuable
IRR equal to 10.5% but less than 12.5%	66 2/3% of the maximum performance shares issuable
IRR equal to or greater than 12.5%	100% of the maximum performance shares issuable

The shares each executive officer receives upon attainment of the specified performance targets are subject to further service based vesting for a period of one year beyond the calculation date. Restricted stock unit awards are eligible to receive dividend payments to the extent declared with respect to our Common Stock if and at the time the restricted stock unit awards become vested.

Perquisites

With limited exceptions, the Compensation Committee’s policy is to provide benefits and perquisites to our named executive officers that are substantially the same as those offered to our other employees at or above the level of vice president. The benefits and perquisites that may be available in addition to those available to our other employees include life insurance premiums and long term disability insurance.

401(k) Plan

We sponsor a defined contribution savings plan, or 401(k) Plan, whereby certain employees may elect to contribute, in whole percentages between 1% and 50% of such employee’s compensation, provided no employee’s elective contribution shall exceed the amount permitted under Section 402(g) of the Code ($15,500 for 2008, $15,500 for 2007 and $15,000 for 2006). We may make an annual discretionary matching contribution up to a maximum of 6% of the employee’s annual contribution to the 401(k) Plan. In 2008, our annual discretionary matching contribution was 100% up to 3% and 75% for the remaining 3% of the employee’s contribution. For plan years beginning in 2002, our discretionary matching contributions immediately vest.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our annual report on Form 10-K for the 2008 fiscal year, and the Board has approved the recommendation.

Respectfully submitted,

Benjamin D. Chereskin (Chairman)
Vahe A. Dombalagian

Summary of Compensation and Employment Agreements for our Named Executive Officers

In 2008, we entered into new employment agreements (the “New Employment Agreements”) with Lee Roy Mitchell, Alan W. Stock, Timothy Warner, Robert Copple and Michael Cavalier. Each of Messers. Mitchell, Stock, Warner, Copple and Cavalier had an employment agreement with our principal subsidiary, Cinemark, Inc. which became effective as of March 12, 2004 (the “Original Employment Agreements”). The Old Employment Agreements were negotiated directly between the executives and MDP, and the forms of employment agreements were agreed upon in connection with the acquisition of 83% of our capital stock by MDP. In line with our compensation philosophy, the Company entered into the New Employment Agreements to more closely align our executives with market competitive compensation standards and agreements. In approving the New Employment Agreements, the Compensation Committee compared the employment agreements for similarly situated executives at Regal Entertainment Group, Inc., AMC Entertainment, Inc. and National CineMedia, Inc. The New Employment Agreements replace the Original Employment Agreements. A summary of each New Employment Agreement is below:

Lee Roy Mitchell

The initial term of the employment agreement is three years, ending on December 14, 2011, subject to an automatic extension for a one-year period, unless the employment agreement is terminated. Mr. Mitchell will receive a base salary of $794,516 during 2008, which is subject to annual review for increase (but not decrease) each year by our Compensation Committee. In addition, Mr. Mitchell is eligible to receive an annual cash incentive bonus upon our meeting certain performance targets established by our Compensation Committee for the fiscal year. Mr. Mitchell qualifies for our 401(k) matching program and is also entitled to certain additional benefits including life insurance benefits of not less than $5 million, disability benefits of not less than 66% of base salary, a luxury automobile and a membership at a country club.

The employment agreement provides for severance payments upon termination of his employment, the amount and nature of which depends upon the reason for the termination of employment. If Mr. Mitchell resigns for good reason (as defined in the agreement) or is terminated by us without cause, Mr. Mitchell will receive, in a lump sum, subject to applicable Section 409A requirements: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Mitchell; an amount equal to Mr. Mitchell’s annual base salary in effect as of the date of such termination and an amount equal to the most recent annual bonus he received prior to the date of termination payable within 30 days of the end of the current fiscal year. Mr. Mitchell and his dependants will also be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for twelve (12) months from the termination date.

In the event Mr. Mitchell’s employment is terminated due to his death or disability, Mr. Mitchell or his estate will receive, in a lump sum: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Mitchell; an amount equal to Mr. Mitchell’s annual base salary in effect at the time of termination, provided, in the case of disability, such amount shall be offset by the amount of base salary paid by the Company to Mr. Mitchell or his representative following the date he was first unable to substantially perform his duties under his employment agreement through the date of termination and any benefits payable to Mr. Mitchell and/or his beneficiaries in accordance with the terms of any applicable benefit plan. Mr. Mitchell and/or his dependants will be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for twelve (12) months from the termination date.

In the event Mr. Mitchell’s employment is terminated by us for cause or under a voluntary termination (as defined in the agreement), Mr. Mitchell will receive accrued base salary through the date of termination and any previously vested rights under a stock option or similar incentive compensation plan in accordance with the terms of such plan.

Unless Mr. Mitchell’s employment is terminated by us for cause or under a voluntary termination, Mr. Mitchell will also be entitled, for a period of five years, to tax preparation assistance upon termination of his employment. The employment agreement contains various covenants, including covenants related to confidentiality, non-competition (other than certain permitted activities as defined therein) and non-solicitation. Additional information on amounts payable had a termination for good reason, a change of control, death or disability occurred on December 31, 2008 may be found under the heading — “Potential Payments Upon Termination by us Without Cause or by Executive for Good Reason”, “Potential Payments Upon Termination due to Change of Control” and “Potential Payments Upon Death or Disability.”

Alan Stock

The initial term of the employment agreement is three years, ending on June 16, 2011, subject to an automatic extension for a one-year period, unless the employment agreement is terminated. Mr. Stock will receive a base salary of $603,200 during 2008, which is subject to review during the term of the employment agreement for increase (but not decrease) each year by our Compensation Committee. In addition, Mr. Stock is eligible to receive an annual cash incentive bonus upon our meeting certain performance targets established by our Compensation Committee for the fiscal year. Mr. Stock qualifies for our 401(k) matching program and is also entitled to certain additional benefits including life insurance and disability insurance. Mr. Stock’s employment agreement provides for severance payments upon termination of his employment, the amount and nature of which depends upon the reason for the termination of employment.

If Mr. Stock resigns for good reason (as defined in the agreement) or without cause, Mr. Stock will receive: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination, vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Stock; two times his annual base salary as in effect at the time of termination for a period of twenty-four (24) months following such termination, subject to applicable Section 409A requirements; Mr. Stock’s outstanding stock options will become fully vested and exercisable upon such termination or resignation; equity awards other than stock options with time vesting provisions shall become vested on a pro rata basis and equity awards other than stock options with performance based vesting provisions shall remain outstanding through the remainder of the applicable performance period (without regard to any continued employment requirement) and if or to the extent the performance provisions are attained shall become vested without any regard to any continued employment requirement on a pro rata basis.

In the event Mr. Stock’s employment is terminated due to his death or disability, Mr. Stock or his estate will receive: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; any previously vested stock options and accrued benefits, such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such options or benefits were granted; a lump sum payment equal to twelve (12) months of his annual base salary as in effect at the time of termination except that in the case of disability, such payment shall be offset by the amount of base salary paid by the Company to Mr. Stock from the date Mr. Stock was first unable to substantially perform his duties through the date of termination; any benefits payable to Mr. Stock and/or his beneficiaries in accordance with the terms of any applicable benefit plan; and at the Company’s expense, Mr. Stock and/or his dependants shall be entitled to participate in the Company’s welfare benefit plans and programs as similarly situated active employees for a period of twelve (12) months from the date of termination.

In the event Mr. Stock’s employment is terminated by us for cause or under a voluntary termination (as defined in the agreement), Mr. Stock will receive accrued base salary through the date of termination and any previously vested rights under a stock option or similar incentive compensation plan in accordance with the terms of such plan.

If Mr. Stock is terminated (other than for disability, death or cause) or resigns for good reason within one year after a change of control (as defined in the agreement), Mr. Stock will receive accrued compensation (which includes base salary and a pro rata bonus) through the date of termination, vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Stock; a lump sum payment equal to two times his annual base salary as in effect at the time of termination plus an amount equal to one and a half times the most recent bonus received by Mr. Stock for the fiscal year ended prior to the date of termination; Mr. Stock and his dependants shall be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs on the same terms as similarly situated active employees for a period of thirty (30) months and any outstanding equity awards shall be fully vested and/or exercisable as of the date of termination and shall remain exercisable in accordance with the terms of the plan or arrangement pursuant to which such compensation awards were granted.

Unless Mr. Stock’s employment is terminated by us for cause Mr. Stock will also be entitled to office space and support services for a period of not more than three months (3) following the date of any termination. The employment agreement contains various covenants, including covenants related to confidentiality, non-competition (other than certain permitted activities as defined therein) and non-solicitation.

Additional information on amounts payable had a termination for good reason, a change of control, death or disability occurred on December 31, 2008 may be found under the heading — “Potential Payments Upon Termination by us Without Cause or by Executive for Good Reason”, “Potential Payments Upon Termination due to Change of Control” and “Potential Payments Upon Death or Disability.”

Timothy Warner

The initial term of the employment agreement is three years, ending on June 16, 2011, subject to an automatic extension for a one-year period, unless the employment agreement is terminated. Mr. Warner will receive a base salary of $442,000 during 2008, which is subject to review during the term of the employment agreement for increase (but not decrease) each year by our Compensation Committee. In addition, Mr. Warner is eligible to receive an annual cash incentive bonus upon our meeting certain performance targets established by our Compensation Committee for the fiscal year. Mr. Warner qualifies for our 401(k) matching program and is also entitled to certain additional benefits including life insurance and disability insurance. Mr. Warner’s employment agreement provides for severance payments upon termination of his employment, the amount and nature of which depends upon the reason for the termination of employment.

If Mr. Warner resigns for good reason (as defined in the agreement) or without cause, Mr. Warner will receive: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination, vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Warner; two times his annual base salary as in effect at the time of termination for a period of twenty-four (24) months following such termination, subject to applicable Section 409A requirements; Mr. Warner’s outstanding stock options will become fully vested and exercisable upon such termination or resignation; equity awards other than stock options with time vesting provisions shall become vested on a pro rata basis and equity awards other than stock options with performance based vesting provisions shall remain outstanding through the remainder of the applicable performance period (without regard to any continued employment requirement) and if or to the extent the performance provisions are attained shall become vested without any regard to any continued employment requirement on a pro rata basis.

In the event Mr. Warner’s employment is terminated due to his death or disability, Mr. Warner or his estate will receive: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; any previously vested stock options and accrued benefits, such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such options or benefits were granted; a lump sum payment equal to twelve (12) months of his annual base salary as in effect at the time of termination except that in the case of disability, such payment shall be offset by the amount of base salary paid by the Company to Mr. Warner from the date Mr. Warner was first unable to substantially perform his duties through the date of termination; any benefits payable to Mr. Warner and/or his beneficiaries in accordance with the terms of any applicable benefit plan; and at the Company’s expense, Mr. Warner and/or his dependants shall be entitled to participate in the Company’s welfare benefit plans and programs as similarly situated active employees for a period of twelve (12) months from the date of termination.

In the event Mr. Warner’s employment is terminated by us for cause or under a voluntary termination (as defined in the agreement), Mr. Warner will receive accrued base salary through the date of termination and any previously vested rights under a stock option or similar incentive compensation plan in accordance with the terms of such plan.

If Mr. Warner is terminated (other than for disability, death or cause) or resigns for good reason within one year after a change of control (as defined in the agreement), Mr. Warner will receive accrued compensation (which includes base salary and a pro rata bonus) through the date of termination, vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Warner; a lump sum payment equal to two times his annual base salary as in effect at the time of termination plus an amount equal to one and a half times the most recent bonus received by Mr. Warner for the fiscal year ended prior to the date of termination; Mr. Warner and his dependants shall be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs on the same terms as similarly situated active employees for a period of thirty (30) months and any outstanding equity awards shall be fully vested and/or exercisable as of the date of termination and shall remain exercisable in accordance with the terms of the plan or arrangement pursuant to which such compensation awards were granted.

Unless Mr. Warner’s employment is terminated by us for cause Mr. Warner will also be entitled to office space and support services for a period of not more than three months (3) following the date of any termination. The employment agreement contains various covenants, including covenants related to confidentiality, non-competition (other than certain permitted activities as defined therein) and non-solicitation. Additional information on amounts payable had a termination for good reason, a change of control, death or disability occurred on December 31, 2008 may be found under the heading — “Potential Payments Upon Termination by us Without Cause or by Executive for Good Reason”, “Potential Payments Upon Termination due to Change of Control” and “Potential Payments Upon Death or Disability.”

Robert Copple

The initial term of the employment agreement is three years, ending on June 16, 2011, subject to an automatic extension for a one-year period, unless the employment agreement is terminated. Mr. Copple will receive a base salary of $416,000 during 2008, which is subject to review during the term of the employment agreement for increase (but not decrease) each year by our Compensation Committee. In addition, Mr. Copple is eligible to receive an annual cash incentive bonus upon our meeting certain performance targets established by our Compensation Committee for the fiscal year. Mr. Copple qualifies for our 401(k) matching program and is also entitled to certain additional benefits including life insurance and disability insurance. Mr. Copple’s employment agreement provides for severance payments upon termination of his employment, the amount and nature of which depends upon the reason for the termination of employment.

If Mr. Copple resigns for good reason (as defined in the agreement) or without cause, Mr. Copple will receive: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination, vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Copple; two times his annual base salary as in effect at the time of termination for a period of twenty-four (24) months following such termination, subject to applicable Section 409A requirements; Mr. Copple’s outstanding stock options will become fully vested and exercisable upon such termination or resignation; equity awards other than stock options with time vesting provisions shall become vested on a pro rata basis and equity awards other than stock options with performance based vesting provisions shall remain outstanding through the remainder of the applicable performance period (without regard to any continued employment requirement) and if or to the extent the performance provisions are attained shall become vested without any regard to any continued employment requirement on a pro rata basis.

In the event Mr. Copple’s employment is terminated due to his death or disability, Mr. Copple or his estate will receive: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; any previously vested stock options and accrued benefits, such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such options or benefits were granted; a lump sum payment equal to twelve (12) months of his annual base salary as in effect at the time of termination except that in the case of disability, such payment shall be offset by the amount of base salary paid by the Company to Mr. Copple from the date Mr. Copple was first unable to substantially perform his duties through the date of termination; any benefits payable to Mr. Copple and/or his beneficiaries in accordance with the terms of any applicable benefit plan; and at the Company’s expense, Mr. Copple and/or his dependants shall be entitled to participate in the Company’s welfare benefit plans and programs as similarly situated active employees for a period of twelve (12) months from the date of termination.

In the event Mr. Copple’s employment is terminated by us for cause or under a voluntary termination (as defined in the agreement), Mr. Copple will receive accrued base salary through the date of termination and any previously vested rights under a stock option or similar incentive compensation plan in accordance with the terms of such plan.

If Mr. Copple is terminated (other than for disability, death or cause) or resigns for good reason within one year after a change of control (as defined in the agreement), Mr. Copple will receive accrued compensation (which includes base salary and a pro rata bonus) through the date of termination, vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Copple; a lump sum payment equal to two times his annual base salary as in effect at the time of termination plus an amount equal to one and a half times the most recent bonus received by Mr. Copple for the fiscal year ended prior to the date of termination; Mr. Copple and his dependants shall be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs on the same terms as similarly situated active employees for a period of thirty (30) months and any outstanding equity awards shall be fully vested and/or exercisable as of the date of termination and shall remain exercisable in accordance with the terms of the plan or arrangement pursuant to which such compensation awards were granted.

Unless Mr. Copple’s employment is terminated by us for cause Mr. Copple will also be entitled to office space and support services for a period of not more than three months (3) following the date of any termination. The employment agreement contains various covenants, including covenants related to confidentiality, non-competition (other than certain permitted activities as defined therein) and non-solicitation. Additional information on amounts payable had a termination for good reason, a change of control, death or disability occurred on December 31, 2008 may be found under the heading — “Potential Payments Upon Termination by us Without Cause or by Executive for Good Reason”, “Potential Payments Upon Termination due to Change of Control” and “Potential Payments Upon Death or Disability.”

Michael Cavalier

The initial term of the employment agreement is three years, ending on June 16, 2011, subject to an automatic extension for a one-year period, unless the employment agreement is terminated. Mr. Cavalier will receive a base salary of $338,000 during 2008, which is subject to review during the term of the employment agreement for increase (but not decrease) each year by our Compensation Committee. In addition, Mr. Cavalier is eligible to receive an annual cash incentive bonus upon our meeting certain performance targets established by our Compensation Committee for the fiscal year. Mr. Cavalier qualifies for our 401(k) matching program and is also entitled to certain additional benefits including life insurance and disability. Mr. Cavalier’s employment agreement provides for severance payments upon termination of his employment, the amount and nature of which depends upon the reason for the termination of employment.

If Mr. Cavalier resigns for good reason (as defined in the agreement) or without cause, Mr. Cavalier will receive: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination, vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Cavalier; two times his annual base salary as in effect at the time of termination for a period of twenty-four (24) months following such termination, subject to applicable Section 409A requirements; Mr. Cavalier’s outstanding stock options will become fully vested and exercisable upon such termination or resignation; equity awards other than stock options with time vesting provisions shall become vested on a pro rata basis and equity awards other than stock options with performance based vesting provisions shall remain outstanding through the remainder of the applicable performance period (without regard to any continued employment requirement) and if or to the extent the performance provisions are attained shall become vested without any regard to any continued employment requirement on a pro rata basis.

In the event Mr. Cavalier’s employment is terminated due to his death or disability, Mr. Cavalier or his estate will receive: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; any previously vested stock options and accrued benefits, such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such options or benefits were granted; a lump sum payment equal to twelve (12) months of his annual base salary as in effect at the time of termination except that in the case of disability, such payment shall be offset by the amount of base salary paid by the Company to Mr. Cavalier from the date Mr. Cavalier was first unable to substantially perform his duties through the date of termination; any benefits payable to Mr. Cavalier and/or his beneficiaries in accordance with the terms of any applicable benefit plan; and at the Company’s expense, Mr. Cavalier and/or his dependants shall be entitled to participate in the Company’s welfare benefit plans and programs as similarly situated active employees for a period of twelve (12) months from the date of termination.

In the event Mr. Cavalier’s employment is terminated by us for cause or under a voluntary termination (as defined in the agreement), Mr. Cavalier will receive accrued base salary through the date of termination and any previously vested rights under a stock option or similar incentive compensation plan in accordance with the terms of such plan.

If Mr. Cavalier is terminated (other than for disability, death or cause) or resigns for good reason within one year after a change of control (as defined in the agreement), Mr. Cavalier will receive accrued compensation (which includes base salary and a pro rata bonus) through the date of termination, vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Cavalier; a lump sum payment equal to two times his annual base salary as in effect at the time of termination plus an amount equal to one and a half times the most recent bonus received by Mr. Cavalier for the fiscal year ended prior to the date of termination; Mr. Cavalier and his dependants shall be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs on the same terms as similarly situated active employees for a period of thirty (30) months and any outstanding equity awards shall be fully vested and/or exercisable as of the date of termination and shall remain exercisable in accordance with the terms of the plan or arrangement pursuant to which such compensation awards were granted.

Unless Mr. Cavalier’s employment is terminated by us for cause Mr. Cavalier will also be entitled to office space and support services for a period of not more than three months (3) following the date of any termination. The employment agreement contains various covenants, including covenants related to confidentiality, non-competition (other than certain permitted activities as defined therein) and non-solicitation. Additional information on amounts payable had a termination for good reason, a change of control, death or disability occurred on December 31,

2008 may be found under the heading — “Potential Payments Upon Termination by us Without Cause or by Executive for Good Reason”, “Potential Payments Upon Termination due to Change of Control” and “Potential Payments Upon Death or Disability.”

Summary Compensation Table

The following table contains summary information concerning the total compensation earned during 2008, 2007 and 2006 by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers serving in this capacity as of December 31, 2008, whose total compensation exceeded $100,000 for the fiscal year ended December 31, 2008.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards (3)	Compensation	Compensation
Name and Principal Position	Year	($)	($)(1)	(2)	($)	(4) ($)	($)		Total ($)

Lee Roy Mitchell	2008	794,516	—	—	—	855,241	130,637	(5)	1,780,394
Chairman of the Board	2007	763,958	58,000	—	—	—	123,806	(5)	945,764
	2006	763,958	—	—	—	385,773	24,701	(5)	1,174,432
Alan W. Stock	2008	603,200	—	143,399	394,951	649,303	31,563	(6)	1,822,416
Chief Executive Officer	2007	580,000	58,000	—	415,761	—	6,868,568	(6)	7,922,329
	2006	452,097	—	—	415,761	227,698	634,180	(6)	1,729,736
Timothy Warner	2008	442,000	—	84,063	394,951	356,837	24,445	(7)	1,302,295
President & Chief	2007	425,000	50,000	—	415,761	—	14,925	(7)	905,686
Operating Officer	2006	366,616	—	—	415,761	184,645	14,772	(7)	981,794
Robert Copple	2008	416,000	—	79,115	394,951	335,846	25,648	(8)	1,251,561
Chief Financial Officer,	2007	400,000	45,000	—	415,761	—	16,673	(8)	877,434
Treasurer & Executive VP	2006	330,118	—	—	415,761	166,263	16,631	(8)	928,773
Michael D. Cavalier	2008	338,000	—	64,281	256,718	272,875	23,976	(9)	955,850
Sr. VP- General Counsel	2007	325,000	40,000	—	243,207	—	16,634	(9)	624,841
and Secretary	2006	291,861	—	—	243,207	146,995	16,372	(9)	698,435

(1)	In 2008, the Compensation Committee recommended and the Board approved a discretionary bonus outside of the incentive bonus program for the 2007 fiscal year. The decision of the Compensation Committee and the Board was based in large part on the efforts made during 2007 to integrate Century Theatres into the Company, consummate the initial public offering of National CineMedia, Inc. and complete our initial public offering.

(2)	These amounts represent the portion of the fair value of the performance shares and restricted shares recognized as compensation expense during fiscal year 2008 in accordance with SFAS 123(R), “Share Based Payment” (“FAS 123R”) (disregarding estimate of forfeitures related to service based vesting conditions) and do not represent cash payments made to the individuals, amounts realized or amounts that may be realized. For FAS 123R purposes, the Company assumed the mid-point IRR for purposes of recording compensation expense over the vesting period. See Note 19 to the Company’s Annual Report on Form 10-K for 2008, for details of the assumptions used in valuation of the restricted stock and performance shares. The actual value realized by the named executive officers with respect to the restricted share awards will depend on the market value of the Common Stock on the date the restricted stock is vested. The actual value realized by the named executive officers with respect to the performance share awards will depend on the market value of the Common Stock on the date the restricted stock unit is vested which will be issued only upon achievement of certain performance targets.

(3)	These amounts represent the portion of the fair value of the options recognized as compensation expense during the fiscal years 2008, 2007 and 2006 for awards granted during 2004 based on the grant date fair value of the named executive officer’s option awards in accordance with SFAS 123(R) and do not reflect cash payments made to the applicable executive. During 2008, the Company reduced its estimated forfeiture rate based on actual cumulative stock option forfeitures and therefore recorded increased compensation expense on outstanding options during 2008. See Note 19 to the Company’s Annual Report on Form 10-K for 2008, for details of the assumptions used in valuation of the options. The actual value realized by the named executive officers with respect to the option awards will depend on the difference between the market value of the Common Stock on the date the option is exercised and the exercise price.

(4)	Bonuses earned in a fiscal year are paid in March of the following year. The 2008 bonuses were earned under the Bonus Plan approved by the stockholders at the 2008 annual meeting and were paid on March 2, 2009. No bonuses were earned in 2007 under the incentive bonus program since the Company did not meet the minimum Adjusted EBITDA threshold established by our Board for fiscal 2007.

(5)	Represents an annual matching contribution to Mr. Mitchell’s 401(k) savings plan ($12,075 in 2008, $11,813 in 2007 and $11,550 in 2006), value of the use of a Company vehicle for one year ($18,417 in 2008, $10,250 for each of 2007 and 2006) and the dollar value of life insurance premiums and disability insurance paid by us for the benefit of Mr. Mitchell ($100,145 in 2008, $101,743 in 2007 and $2,901 in 2006). No life insurance premium payments were made by us for Mr. Mitchell in 2006. Premium payments resumed in 2007.

(6)	Represents an annual matching contribution to Mr. Stock’s 401(k) savings plan ($12,075 in 2008, $11,813 in 2007 and $11,550 in 2006), dollar value of life insurance premiums and disability insurance paid by us for the benefit of Mr. Stock ($3,695 in 2008, $3,695 in 2007 and $3,793 in 2006), dividends paid on restricted stock ($15,793 in 2008) and payments under Mr. Stock’s Profit Participation Agreement for certain of our theatres ($6,853,060 upon termination of the Profit Participation Agreement, and as payment under the Profit Participation Agreement, $114,000 in 2007 and $618,837 in 2006). See discussion under the heading “Certain Relationships and Related Party Transactions”.

(7)	Represents an annual matching contribution to Mr. Warner’s 401(k) savings plan ($12,075 in 2008, $11,813 in 2007 and $11,550 in 2006), dollar value of life insurance premiums and disability insurance paid by us for the benefit of Mr. Warner ($3,112 in 2008, $3,112 in 2007 and $3,222 in 2006) and dividends paid on restricted stock ($9,258 in 2008).

(8)	Represents an annual matching contribution to Mr. Copple’s 401(k) savings plan ($12,075 in 2008, $11,813 in 2007 and $11,550 in 2006), dollar value of life insurance premiums and disability insurance paid by us for the benefit of Mr. Copple ($4,860 in 2008, $4,860 in 2007 and $5,081 in 2006) and dividends paid on restricted stock ($8,713 in 2008).

(9)	Represents an annual matching contribution to Mr. Cavalier’s 401(k) savings plan ($12,075 in 2008, $11,813 in 2007 and $11,550 in 2006), dollar value of life insurance premiums and disability insurance paid by us for the benefit of Mr. Cavalier ($4,822 for 2008, 2007 and 2006) and dividends paid on restricted stock ($7,079 in 2008).

Grants of Plan-Based Awards

The following table specifies the grants of awards made to a named executive officer during the fiscal year ended December 31, 2008 under the Restated Incentive Plan and Bonus Plan, both approved by the stockholders at the 2008 annual meeting.

Grants of Plan-Based Awards

								All
								Other
								Stock	Grant
		Estimated Future Payouts			Estimated Future Payouts			Award:	Date
		Under Non-Equity Incentive			Under Equity Incentive Plan			Number	Fair
		Plan Awards			Awards			of	Value
		($)			(#)			Shares	of
		(1)			(2)			of Stock	Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(3)	($)

Lee Roy Mitchell	—	264,839	794,516	1,059,360	—	—	—	—	—
Alan W. Stock	3/28/08	201,067	603,200	804,270	14,623	29,247	43,870	29,247	377,000
Tim Warner	3/28/08	110,500	331,500	442,000	8,572	17,145	25,717	17,145	221,000
Robert Copple	3/28/08	104,000	312,000	416,000	8,068	16,136	24,204	16,136	208,000
Michael Cavalier	3/28/08	84,500	253,500	338,000	6,555	13,110	19,665	13,110	169,000

(1)	In March 2008, the Compensation Committee established performance criteria, performance targets and awards for our named executive officers for the 2008 fiscal year under the terms of the Bonus Plan which was approved by the stockholders at the 2008 annual meeting. Each performance target under the 2008 awards has a threshold, target and maximum level of payment opportunity, with the target payment opportunity equal to 33.3% and the maximum payment opportunity equal to 133.3% of the individual’s target bonus. The Compensation Committee approved the 2008 bonuses for the named executive officers on February 27, 2008 and the bonuses were paid on March 2, 2009. See the section on Compensation Discussion and Analysis for a description of the bonus process under the Bonus Plan for each named executive officer and the Summary Compensation Table for the actual bonus amounts paid to each named executive officer for the 2008 fiscal year.

(2)	In March 2008, the Compensation Committee approved performance awards in the form of restricted stock units for an aggregate maximum of 113,456 hypothetical shares of restricted stock to our named executive officers, except Mr. Mitchell, who, the Compensation Committee determined, had sufficient equity ownership to align his interests with the interests of the stockholders. Such grants were effective and the number of shares subject to each award was determined in part by reference to the closing price of the Common Stock on March 28, 2008 at $12.89 per share. Such shares vest based on a combination of financial performance factors and continued service. The Performance Period for the 2008 restricted stock unit awards ends December 31, 2010. Each performance target under the restricted stock unit awards will have a threshold, target and maximum level of payment opportunity, with the maximum payment opportunity equal to 150% of the individual’s target opportunity. If the IRR for the three year period is at least 8.5% (threshold), 33-1/3% of the maximum restricted stock units will vest. If the IRR for the three year period is at least 10.5% (target), 66-2/3% of the maximum restricted stock units will vest. If the IRR for the three year period is at least 12.5% or greater (maximum), 100% of the maximum restricted stock units will vest. All payouts of restricted stock units that vest will be in the form of restricted stock that will vest if the participant continues to provide services through March 28, 2012 (the fourth anniversary of the grant date). The restricted stock unit awards granted with respect to the performance awards were made pursuant to the Restated Incentive Plan, contingent on stockholder approval. The Restated Incentive Plan was approved by the stockholders at the 2008 annual meeting. Restricted stock unit awards are eligible to receive dividend equivalent payments to the extent declared with respect to our Common Stock if and at the time the restricted stock unit awards become vested. The 2008 compensation expense for such shares for financial reporting purposes by the Company is included in the Summary Compensation Table in the column labeled “Stock Awards” and the valuation assumptions are referenced in Footnote of that table.

(3)	In March 2008, the Compensation Committee approved restricted share awards for an aggregate of 75,638 shares of restricted stock to our named executive officers, except Mr. Mitchell, under our Restated

Incentive Plan. Such grants were effective and the number of shares subject to each award was determined by reference to the closing price of the Common Stock on March 28, 2008 at $12.89 per share. Such shares vest based on continued service as follows: 50% on March 28, 2010 and the remaining 50% on March 28, 2012. Dividends were paid on the restricted stock at the rate of $0.18 per share. The dividend rate was the same as paid to other stockholders of the Company. The 2008 compensation expense for such shares for financial reporting purposes by the Company is included in the Summary Compensation Table in the column labeled “Stock Awards” and the valuation assumptions are referenced in Footnote of that table.

Outstanding Equity Awards

The following table shows unexercised options for each named executive officer outstanding as of December 31, 2008. There were no outstanding stock awards as of December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End

Stock Awards
Equity
							Equity	Incentive
							Incentive	Plan
						Market	Plan	Awards:
						Value	Awards:	Market
						of	Number	or Payout
					Number	Shares	of	Value of
					of	or	Unearned	Unearned
					Shares	Units	Shares,	Shares,
	Option Awards				or Units	of	Units or	Units or
	Number of	Number of			of Stock	Stock	Other	Other
	Securities	Securities			That	That	Rights	Rights
	Underlying	Underlying			Have	Have	That Have	That Have
	Unexercised	Unexercised	Option		Not	Not	Not	Not
	Options	Options	Exercise	Option	Vested	Vested	Vested	Vested
	(#)	(#)	Price	Expiration	(#)	($)	(#)	($)
Name	Exercisable	Unexercisable	($)	Date	(1)	(2)	(3)	(4)

Lee Roy Mitchell	—	—	—	—	—	—	—	—
Alan W. Stock	864,373	45,362	$7.63	9/30/2014	29,247	217,305	14,623	108,649
Timothy Warner	864,373	45,362	$7.63	9/30/2014	17,145	127,387	8,572	63,690
Robert Copple	864,373	45,362	$7.63	9/30/2014	16,136	119,890	8,068	59,945
Michael Cavalier	561,842	29,485	$7.63	9/30/2014	13,110	97,407	6,555	48,704

(1)	The reported numbers represent the number of unvested restricted stock for each of the named executive officers as of the year ended December 31, 2008. Such shares vest based on continued service as follows: 50% on March 28, 2010 and the remaining 50% on March 28, 2012. See Footnote 3 to the Grants of Plan-Based Awards Table.

(2)	The market value of the restricted stock was valued at the closing price of the Common Stock on December 31, 2008 of $7.43 per share.

(3)	The reported numbers represent the number of unearned performance shares in the form of restricted stock units for each of the named executive officers, based on the achievement of threshold performance goals during the three fiscal year period ending December 31, 2010. See Footnote 2 to the Grants of Plan-Based Awards Table.

(4)	The market value of the unearned performance shares in the form of restricted stock units was valued based on the achievement of threshold performance goals during the three fiscal year period ending December 31, 2010 at the closing price of the Common Stock on December 31, 2008 of $7.43 per share. See Footnote 2 to Grants of Plan Based Awards Table.

Option Exercises

There were no option exercises by any of the named executive officers during fiscal year 2008. Additionally, no restricted stock or restricted stock units vested during the fiscal year 2008.

Potential Payments upon Termination by us Without Cause or by Executive for Good Reason

The employment agreements with the named executive officers will require us to provide compensation to named executive officers in the event of a termination of employment by us without cause or by the named executive officer for good reason. The amount of compensation payable to each named executive officer upon such termination is listed in the table below assuming such triggering event occurred on December 31, 2008.

				Life &		Value of
			Health	Disability		Equity
	Salary	Bonus	Insurance	Insurance	Assistance	Awards
	(1)	(2)	(3)	(3)	(4)	(5)	Total

Lee Roy Mitchell	$1,589,032	$913,241	$4,929	$100,145	$86,500	$—	$2,693,847
Alan W. Stock	$1,206,400	$707,303	$19,834	$7,390	$792	$165,139	$2,106,858
Timothy Warner	$884,000	$406,837	$16,718	$6,224	$792	$96,805	$1,411,376
Robert Copple	$832,000	$380,846	$19,834	$9,720	$792	$91,107	$1,334,299
Michael Cavalier	$676,000	$312,875	$19,834	$9,644	$792	$74,018	$1,093,163

(1)	The amounts reported are calculated as follows: two times the annual base salary in effect as of December 31, 2008.

(2)	The amounts reported are calculated as follows: the sum of the annual bonus the executive would have received for the fiscal year ended December 31, 2008 and the annual bonus received by the executive for the fiscal year ended December 31, 2007. See Footnote 1 to Summary Compensation Table.

(3)	The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 12 months for Mr. Lee Roy Mitchell and 24 months for Messers. Stock, Warner, Copple and Cavalier. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)	Lee Roy Mitchell is entitled to receive tax preparation assistance for five years following the date of termination. We estimate the cost of such preparation to be approximately $17,300 per year for five years. Messers Stock, Warner, Copple and Cavalier are entitled to use our office space for a period of three months following the date of termination. We estimate the amount to be approximately $792 for the use of a 144 square foot office at a rental rate of approximately $22 per square foot per annum.

(5)	The amounts reported have been determined based on the following provision in the respective employment agreements. Upon termination by us without cause or by the named executive officer for good reason, all outstanding options shall be vested and/or exercisable. The number of options that would have vested in each named executive officer on December 31, 2008 is as follows: 909,735 for Alan Stock, 909,735 for Tim Warner, 909,735 for Robert Copple and 591,327 for Michael Cavalier.

In addition, any outstanding equity award with time based vesting provisions shall be vested on a prorata basis. Any equity awards with performance based vesting provisions shall remain outstanding through the remainder of the applicable performance period (without regard to any continued employment requirement) and if or to the extent the performance provisions are attained shall become vested without regard to any continued employment requirement on a pro rata basis. The pro rata basis for the equity awards is based on the percentage determined by dividing (i) the number of days from and including the grant date of such equity award through the termination date of the executive’s employment, by (ii) the number of days from the grant date to the full vesting date/end of the applicable performance period, as applicable, of such equity awards. Based on the above provision, the total number of equity awards that would have vested in each named executive officer on December 31, 2008 is as follows: restricted stock — 5,556 for Alan Stock, 3,257 for Tim Warner, 3,065 for Robert Copple and 2,490 for Michael Cavalier; and performance shares — 16,670 for Alan Stock, 9,772 for Tim Warner, 9,197 for Robert Copple and 7,472 for Michael Cavalier. The number of performance shares that would vest has been determined based on the assumption that the maximum IRR would be achieved over the vesting period. See Grants of Plan-Based Awards Table and Outstanding Equity Awards at Fiscal Year End Table.

The values of the equity awards have been calculated on the basis of the closing price of our Common Stock on December 31, 2008 at $7.43. The amounts reported do not include the value of options vested and exercisable at

December 31, 2008. The closing price of our Common Stock on December 31, 2008 ($7.43) was less than the option exercise price of $7.63 per share. Therefore, the options were not in the money at December 31, 2008 and consequently no value would have been realized by Messers. Stock, Warner, Copple and Cavalier upon exercise of all outstanding options following termination due to death or disability on December 31, 2008. Therefore, the values of the options have not been included in the amounts reported.

Potential Payments upon Termination for Cause

If a named executive officer terminates his employment voluntarily, or is terminated for cause, we are only required to pay such named executive officer any accrued unpaid base salary through the date of such termination.

Potential Payments upon Termination due to Change of Control

The employment agreements with the named executive officers will require us to provide compensation to named executive officers in the event of a termination of employment within one year of a change of control by us or by executive for good reason. There is no change of control provision in Mr. Mitchell’s employment agreement. The amount of compensation payable to Messers. Stock, Warner, Copple and Cavalier upon such termination is listed in the table below assuming such triggering event occurred on December 31, 2008.

				Life &		Value of
			Health	Disability		Accelerated
	Salary	Bonus	Insurance	Insurance	Assistance	Equity Awards
	(1)	(2)	(3)	(3)	(4)	(5)	Total

Lee Roy Mitchell	$—	$—	$—	$	$—	$—	$—
Alan W. Stock	$1,206,400	$736,303	$24,793	$9,238	$792	$543,259	$2,520,784
Timothy Warner	$884,000	$431,837	$20,898	$7,780	$792	$318,465	$1,663,772
Robert Copple	$832,000	$403,346	$24,793	$12,150	$792	$299,726	$1,572,807
Michael Cavalier	$676,000	$332,875	$24,793	$12,055	$792	$243,518	$1,290,033

(1)	The amounts reported are calculated as follows: two times the annual base salary in effect as of December 31, 2008.

(2)	The amounts reported are calculated as follows: the sum of the annual bonus the executive would have received for the fiscal year ended December 31, 2008 and one and a half times the annual bonus received by the executive for the fiscal year ended December 31, 2007. See Footnote 1 to Summary Compensation Table.

(3)	The amounts reported are calculated as follows: welfare benefit plans and insurance programs for 30 months for Messers. Stock, Warner, Copple and Cavalier. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)	Messers Stock, Warner, Copple and Cavalier are entitled to use our office space for three months following the date of termination. We estimate the amount to be approximately $792 for the use of a 144 square foot office at a rental rate of approximately $22 per square foot per annum.

(5)	The amounts reported have been determined based on the following provision in the respective employment agreements. Upon termination due to change of control, any outstanding equity award granted to the executive shall be fully vested and exercisable and all restrictions lapse. Based on the above provision, the total number of equity awards that would have vested on an accelerated basis in each named executive officer on December 31, 2008 are as follows: restricted stock — 29,247 for Alan Stock, 17,145 for Tim Warner, 16,136 for Robert Copple and 13,110 for Michael Cavalier; performance shares — 43,870 for Alan Stock, 25,717 for Tim Warner, 24,204 for Robert Copple and 19,665 for Michael Cavalier; options — 909,735 for Alan Stock, 909,735 for Tim Warner, 909,735 for Robert Copple and 591,327 for Michael Cavalier. The number of performance shares that would vest has been determined based on the assumption that the maximum IRR would be achieved over the vesting period. See Grants of Plan-Based Awards Table and Outstanding Equity Awards at Fiscal Year End Table.

The values of the equity awards have been calculated on the basis of the closing price of our Common Stock on December 31, 2008 at $7.43. The reported amounts do not include the values of the vested and exercisable options. See Footnote 5 to Potential Payments upon Termination by us Without Cause or by Executive for Good Reason Table.

Potential Payments upon Termination due to Death or Disability

The employment agreements with the named executive officers will require us to provide compensation to named executive officers in the event of a termination of employment as a result of the death or disability of such named executive officer. The amount of compensation payable to each named executive officer upon such termination is listed in the table below assuming such triggering event occurred on December 31, 2008.

				Life &	Value of
			Medical/	Disability	Equity
	Salary	Bonus	Dental	Insurance	Awards
	(1)	(2)	(3)	(3)	(4)	Total

Lee Roy Mitchell	$794,516	$855,241	$4,929	$100,145	$—	$1,754,831
Alan W. Stock	$603,200	$649,303	$9,917	$3,695	$43,458	$1,309,573
Timothy Warner	$442,000	$356,837	$8,359	$3,112	$25,477	$835,785
Robert Copple	$416,000	$335,846	$9,917	$4,860	$23,977	$790,600
Michael Cavalier	$338,000	$272,875	$9,917	$4,822	$19,481	$645,095

(1)	The amounts reported are the annual base salary of each executive in effect as of December 31, 2008.

(2)	The amounts reported are the annual bonus each executive would have received for the fiscal year ended December 31, 2008. See Summary Compensation Table.

(3)	The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 12 months for Messers. Mitchell, Stock, Warner, Copple and Cavalier. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)	Pursuant to the respective employment agreement of each named executive officer, upon termination due to death or disability, the executive or executive’s estate or representative shall be entitled to receive any previously vested equity awards. Additionally, pursuant to the Restated Plan, upon death or disability, the lesser of, (a) an additional twenty percent (20%) of the shares of Common Stock covered by an individual option or restricted award and (b) the remaining amount of unvested shares of Common Stock covered by the option or restricted award shall become vested and exercisable. Pursuant to the above, the total number of equity awards that would have vested and be exercisable upon death or disability of each named executive officer would be as follows: restricted stock — 5,849 for Alan Stock, 3,429 for Tim Warner, 3,227 for Robert Copple and 2,622 for Michael Cavalier; options — 909,735 for Alan Stock, 909,735 for Tim Warner, 909,735 for Robert Copple and 591,327 for Michael Cavalier.

The values of the equity awards have been calculated on the basis of the closing price of our Common Stock on December 31, 2008 at $7.43. The reported amounts do not include the values of the vested and exercisable options. See Footnote 5 to Potential Payments upon Termination by us Without Cause or by Executive for Good Reason Table.

Internal Revenue Code Section 162(m)

Section 162(m) of the Code, as amended disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for certain senior executive officers, except for compensation that is performance-based under a plan that is approved by the stockholders and that meets certain other technical requirements. Section 162(m) will not prevent us from receiving a tax deduction in 2007 for any of the compensation paid to our named executive officers. While we consider the potential impact of Section 162(m) on our compensation decisions, we may approve compensation for an executive officer that does not meet the deductibility requirements of Section 162(m) in the future in order to maintain competitive compensation packages and attract talented leaders. The payment to Mr. Stock under the Profit Participation Agreement and termination thereof (See — “Certain Relationships and Related Party Transactions”) is not subject to Section 162(m) deductibility limits by reason of certain transition rules applicable to newly public companies. We do not intend to enter into similar arrangements with any of our executive officers in the future.

Compensation of Directors

The following table sets forth certain information concerning the compensation of our directors for year ended December 31, 2008.

Director Compensation

	Fees
	Earned or	Stock	Other
	Paid in Cash	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)

Benjamin D. Chereskin	—	—	—	—
Vahe A. Dombalagian	—	—	—	—
Peter R. Ezersky	—	—	—	—
Enrique F. Senior	50,000	99,987	6,695	156,682
Raymond W. Syufy		—	—
Carlos M. Sepulveda	70,000	99,987	6,695	176,682
Roger T. Staubach	50,000	99,987	6,695	156,682
Donald G. Soderquist	50,000	99,987	6,695	156,682
Steven P. Rosenberg	37,500	99,988	4,182	141,670

(1)	Fees earned by our non-employee directors pursuant to our Non-Employee Director Compensation Policy. Mr. Rosenberg’s fees are prorated based on the date on which he was appointed to the Board.

(2)	Pursuant to our Non-Employee Director Compensation Policy, in April 2008, Mr. Rosenberg received a grant of 7,745 shares of restricted stock with a grant date fair value of $99,988 and in June 2008, Messers. Senior, Sepulveda, Staubach and Soderquist each received a grant of 7,656 shares of restricted stock with a grant date fair value of $99,987. The amounts presented in the table are the dollar amounts recognized for financial statement reporting purposes with respect to fiscal 2008 in accordance with FAS 123R. Under FAS 123R, the grant date fair value of restricted shares is recognized ratably over the vesting period. See Footnote 19 to the Company’s Annual Report on Form 10-K for 2008, for details of the assumptions used in valuation of the restricted stock.

(3)	The amounts reported are dividends paid on the shares of restricted stock held by our non-employee directors during fiscal 2008. See “Security Ownership of Certain Beneficial Owners and Management.”

In order to attract and retain qualified non-employee directors, the Company adopted a Non-Employee Director Compensation Policy in August 2007, by which non-employee directors are compensated for their service to the Company. Only those members of the Board who constitute non-employee directors are eligible to receive compensation under this Policy. Non-employee directors include any member of the Board who (i) is neither our employee nor an employee of any of our subsidiaries; and (ii) is not an employee of any of the Company’s stockholders with contractual rights to nominate directors.

Each non-employee director receives the following annual compensation in connection with the service of such non-employee director as a member of the Board:

(a) A base director retainer of $50,000;

(b) An additional retainer of $20,000 if such non-employee director serves as the chairman of the Audit Committee;

(c) An additional retainer of $10,000 if such non-employee director serves as a member of the Audit Committee, other than the chairman of the Audit Committee;

(d) An additional retainer of $10,000 if such non-employee director serves as the chairman of the Compensation Committee;

(e) An additional retainer of $5,000 if such non-employee director serves as a member of the Compensation Committee, other than the chairman of the Compensation Committee; and

(f) An additional retainer of $5,000 if such non-employee director serves as a member of the Nominating and Corporate Governance Committee.

Annual compensation is paid in four equal quarterly installments at the beginning of each quarter for services rendered during the prior quarter. Additionally, on an annual basis the non-employee directors receive a grant of restricted shares of the Company’s Common Stock valued at $100,000. The number of restricted shares to be issued is determined by dividing $100,000 by the fair market value of a share of Common Stock on the grant date, rounded down to the nearest whole share. The initial award and each annual award generally vest on the first anniversary of the date of the grant, subject to the non-employee director’s continued service to the Company through the vesting dates. An employee director who ceases to be an employee, but who remains a director, will not receive an initial award or an annual award for any remaining term or renewal term of office during which such director does not qualify as an independent director under applicable SEC rules and NYSE listing standards. All grants of restricted shares will be made pursuant to the Company’s long term equity incentive plan in effect at that time.

Members of our Board who are also officers or employees of our Company or employees of our stockholders with contractual rights to nominate directors do not receive compensation for their services as a director. All directors are reimbursed for expenses incurred for each board meeting which they attend.

Compensation Committee Interlocks and Insider Participation

None of our executive officers served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on our Board or on the Compensation Committee of our Board. Messers. Chereskin and Dombalagian served as the members of our Compensation Committee during the last completed fiscal year.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding all of the Company’s equity compensation plans as of December 31, 2008.

Number of Securities
	Number of		Remaining Available
	Securities to Be		for Future Issuance
	Issued upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plan
	Outstanding	Outstanding	(Excluding
	Options, Warrants	Options, Warrants	Securities Reflected
	and Rights	and Rights	in Column(a)
Plan Category	(a)	(b)	(c)(1)

Equity compensation plans approved by security holders:
Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan	6,139,670	$7.63	11,629,044
Equity compensation plans not approved security holders:	—	—	—
Total	6,139,670	$7.63	11,629,044

(1)	Takes into account the issuance of 414,197 shares of restricted shares of our Common Stock and 204,361 shares of hypothetical shares of Common Stock under restricted stock unit awards issued to participants in our Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership has been determined in accordance with the applicable rules and regulations, promulgated under the Exchange Act. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our Common Stock subject to options that are currently exercisable or exercisable within 60 days of Record Date are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 108,860,563 shares of Common Stock issued and outstanding as of the Record Date. As of the Record Date, there were 119 holders of record of our Common Stock.

	Beneficial Ownership
Names of Beneficial Owner	Number(1)	Percentage

5% Stockholders
Madison Dearborn Capital Partners IV, LP(2)(10)	49,881,014	45.82%
Syufy Enterprises LP(3)(13)	8,172,096	7.51%
Oppenheimer Funds(4)	6,163,438	5.66%

Directors and Named Executive Officers
Lee Roy Mitchell(5)	13,122,845	12.05%
Alan W. Stock(6)	938,982	*
Timothy Warner(7)	926,880	*
Robert Copple(8)	925,871	*
Michael Cavalier(9)	604,437	*
Benjamin D. Chereskin(10)	49,881,014	45.82%
Vahe A. Dombalagian(10)	49,881,014	45.82%
Peter R. Ezersky(11)	5,341,206	4.91%
Steven P. Rosenberg(12)	7,745	*
Enrique F. Senior(13)	13,126	*
Carlos M. Sepulveda(13)	13,126	*
Roger T. Staubach(13)	13,126	*
Donald G. Soderquist(13)	13,126	*
Raymond W. Syufy(14)	8,172,096	7.51%
Executive Officers & Directors as a Group (22 persons)(15)	81,547,758	71.78%

*	Less than 1%.

(1)	In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, the Company deemed outstanding shares of Common Stock subject to options held by that person that were currently exercisable at, or were exercisable within 60 days of, the Record Date. The Company did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

(2)	Based upon statements in Schedule 13G filed by MDCP, on February 14, 2008. Includes 5,341 shares owned by Northwestern University and 26,706 shares owned by John W. Madigan. MDCP has an irrevocable proxy to vote these shares in all matters subject to stockholder approval. The address of MDCP is Three First National Plaza, Suite 3800, 70 West Madison Street, Chicago, Illinois 60602.

(3)	Based upon statements in Schedule 13G filed by Syufy Enterprises LP, on February 17, 2009. The address of Syufy Enterprises LP is 150 Pelican Way, San Rafael, California 94901.

(4)	Based upon statements in Schedule 13G filed by Oppenheimer Funds, Inc., on January 26, 2009. The address of Oppenheimer Funds, Inc. is Two World Financial Center, 225 Liberty Street, New York, NY 10281.

(5)	Includes 6,419,095 shares of Common Stock owned by the Mitchell Special Trust. Mr. Mitchell is the co-trustee of the Mitchell Special Trust. Mr. Mitchell expressly disclaims beneficial ownership of all shares held by the Mitchell Special Trust.

(6)	Includes 909,735 shares of Common Stock issuable upon the exercise of options that may be exercised within 60 days of Record Date and 29,247 shares of restricted stock issued on March 28, 2008.

(7)	Includes 909,735 shares of Common Stock issuable upon the exercise of options that may be exercised within 60 days of Record Date and 17,145 shares of restricted stock issued on March 28, 2008.

(8)	Includes 909,735 shares of Common Stock issuable upon the exercise of options that may be exercised within 60 days of Record Date and 16,136 shares of restricted stock issued on March 28, 2008.

(9)	Includes 591,327 shares of Common Stock issuable upon the exercise of options that may be exercised within 60 days of Record Date and 13,110 shares of restricted stock issued on March 28, 2008.

(10)	The shares beneficially owned by MDCP were acquired by MDCP in connection with the MDP Merger. The MDP Merger refers to the transaction on April 2, 2004 pursuant to which an affiliate of MDP, acquired approximately 83% of the capital stock of Cinemark, Inc, one of our wholly-owned subsidiaries. In the transaction, a newly formed subsidiary owned by an affiliate of MDP was merged with and into Cinemark, Inc. with Cinemark, Inc. continuing as the surviving corporation. On August 2, 2006, the Company was formed in connection with the planned acquisition pursuant to a stock purchase agreement, dated August 7, 2006, of Century Theatres by Cinemark USA, Inc. The acquisition of Century Theatres was completed on October 5, 2006. On October 5, 2006, pursuant to a Contribution and Exchange Agreement, dated August 7, 2006, among the then stockholders of Cinemark, Inc., the parties exchanged their shares of Class A common stock of Cinemark, Inc. for shares of Common Stock of the Company. The shares beneficially owned by MDCP may be deemed to be beneficially owned by Madison Dearborn Partners IV, LP (“MDP IV”), the sole general partner of MDCP. John A. Canning, Jr., Paul J. Finnegan and Samuel M. Mencoff are the sole members of a limited partner committee of MDCP that has the power, acting by majority vote, to vote or dispose of the shares beneficially held by MDCP. Mr. Chereskin is a limited partner of MDP IV and a Managing Director and Member of MDP (the general partner of MDP IV), and therefore may be deemed to share beneficial ownership of the shares beneficially owned by MDCP. Mr. Dombalagian is a limited partner of MDP IV and a Managing Director of MDP, and therefore may be deemed to share beneficial ownership of the shares beneficially owned by MDCP. Messrs. Canning, Finnegan, Mencoff, Chereskin and Dombalagian and MDP IV each hereby disclaims any beneficial ownership of any shares beneficially owned by MDCP.

(11)	Mr. Ezersky is a Managing Member of Quadrangle GP Investors LLC, which is the general partner of Quadrangle GP Investors LP. Quadrangle GP Investors LP is the general partner of Quadrangle Capital Partners LP, Quadrangle Select Partners LP, Quadrangle Capital Partners A LP and Quadrangle (Cinemark) Capital Partners LP, and he may therefore be deemed to share beneficial ownership of the 3,384,500 shares owned by Quadrangle Capital Partners LP, the 1,368,036 shares owned by Quadrangle Capital Partners A LP, the 195,377 Shares held by Quadrangle Select Partners LP and the 393,293 shares owned by Quadrangle (Cinemark) Capital Partners LP. Mr. Ezersky expressly disclaims beneficial ownership of the shares owned by Quadrangle Capital Partners LP, Quadrangle Select Partners LP, Quadrangle Capital Partners A LP and Quadrangle (Cinemark) Capital Partners LP. The shares beneficially owned by each of Quadrangle Capital Partners LP, Quadrangle Select Partners LP and Quadrangle Capital Partners A LP were acquired by each such stockholder from MDCP IV in December 2004. The shares beneficially owned by Quadrangle (Cinemark) Capital Partners LP were transferred by Quadrangle Capital Partners LP effective February 2005.

(12)	Includes shares of restricted stock issued on April 1, 2008.

(13)	Includes shares of restricted stock issued on June 30, 2008.

(14)	Raymond Syufy is an executive officer of the general partner of Syufy Enterprises, LP and may therefore be deemed to share beneficial ownership of the 8,172,096 shares owned by Syufy Enterprises, LP. Raymond Syufy expressly disclaims beneficial ownership of the shares owned by Syufy Enterprises, LP.

(15)	Includes 4,792,546 shares of Common Stock issuable upon the exercise of options that may be exercised within 60 days of the Record Date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.

These insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. To the Company’s knowledge, based solely on its review of the copies of such reports, during the calendar year ended December 31, 2008, all Section 16(a) filing requirements applicable to its insiders were complied with, except for the following late filing in August 2008 respectively:

		Number of Transactions
	Number	Not Reported
Name	of Reports	on a Timely Basis

Tom Owens	1	1

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has adopted a policy supplementing our Code of Business Conduct and Ethics relating to the review, approval and ratification of transactions between us and “related parties” as generally defined by applicable rules under the Securities Act. The policy covers any related party transaction in which the amount involved exceeds $120,000. Our Board has determined that the Audit Committee is best suited to review and approve related party transactions, although in certain circumstances the Board may determine that a particular related party transaction be reviewed and approved by a majority of disinterested directors. At such Audit Committee meeting, management shall recommend any related party transactions to be entered into by the Company. If management becomes aware of a proposed or existing related party transaction that has not been pre-approved by the Audit Committee, management shall promptly notify the Chairman of the Audit Committee who shall submit such related party transaction to the Audit Committee for approval or ratification if the Audit Committee determines that such transaction is fair to the Company. If management, in consultation with our Chief Executive Officer, Chief Financial Officer or General Counsel determines that it is not practicable to wait until the next Audit Committee meeting, the Chairman of the Audit Committee has been delegated the authority during this period to review, consider and approve any such transaction. In such event, the Chairman of the Audit Committee shall report any related party transaction approved by him or her at the next Audit Committee meeting. The Audit Committee may establish guidelines it determines are necessary and appropriate for management to follow in dealings with related parties and related party transactions. The procedures followed in considering a related party transaction are evidenced in the resolutions and minutes of the Audit Committee or Board, as applicable.

Certain Agreements

We lease one theatre from Plitt Plaza Joint Venture, or Plitt Plaza. Plitt Plaza is indirectly owned by Lee Roy Mitchell. Annual rent is approximately $0.12 million plus certain taxes, maintenance expenses and insurance. We recorded $0.13 million of facility lease expense payable to Plitt Plaza during the year ended December 31, 2008.

We manage one theatre for Laredo Theatre, Ltd., (“Laredo”). We are the sole general partner and own 75% of the limited partnership interests of Laredo. Lone Star Theatres, Inc. owns the remaining 25% of the limited partnership interests in Laredo and is 100% owned by Mr. David Roberts, Lee Roy Mitchell’s son-in-law. Under the agreement, management fees are paid by Laredo to us at a rate of 5% of annual theatre revenues up to $50 million and 3% of annual theatre revenues in excess of $50 million. We recorded $0.09 million of management fee revenue and received no distributions during the year ended December 31, 2007. As the sole general partner and the majority limited partner of Laredo, we control the affairs of the limited partnership and have the rights to dissolve the partnership or sell the theatre. We also have a license agreement with Laredo permitting Laredo to use the “Cinemark” service mark, name and corresponding logos and insignias in Laredo, Texas.

We have an informal agreement with Copper Beech LLC to use, on occasion, a private aircraft owned by Copper Beech LLC. Copper Beech LLC is owned by Mr. Mitchell and his wife, Tandy Mitchell. The private aircraft is used by Mr. Mitchell and other executives who accompany Mr. Mitchell to business meetings for the Company. We reimburse Copper Beech LLC the actual costs of fuel usage and the expenses of the pilots, landing fees, storage fees and similar expenses incurred during the trip. For the twelve months ended December 31, 2008, the aggregate amounts paid to Copper Beech LLC for the use of the aircraft was approximately $136,000.

Our subsidiary, Century Theatres, Inc., (“Century Theatres”), leases 23 theatres and two parking facilities from Syufy Enterprises, LP (“Syufy Enterprises”) or affiliates of Syufy Enterprises, which owns approximately 7.5% of our issued and outstanding shares of Common Stock. Raymond Syufy, a current director and Joseph Syufy, a former director, are officers of the general partner of Syufy Enterprises, LP. Of these 23 leases, 21 have fixed minimum annual rent in an aggregate amount of approximately $22.3 million.

ITEM 2 —	RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITOR

Deloitte & Touche, LLP has been selected by the Audit Committee and ratified by the Board as our independent registered public accountant for the fiscal year ending December 31, 2009. If ratification of this selection of auditors is not approved by a majority of the shares of Common Stock, the Audit Committee may review its future selection of auditors. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

A representative of Deloitte & Touche, LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if desired and will be available to answer appropriate questions.

Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of Deloitte & Touche, LLP as the independent registered public accountant for the fiscal year ending December 31, 2009.

Recommendation of the Board

Our Board unanimously recommends that stockholders vote “FOR” ratification of the appointment of Deloitte & Touche, LLP as our independent auditor for the fiscal year ending December 31, 2009.

ADDITIONAL INFORMATION

Stockholders Sharing a Common Address

If you and other residents at your mailing address own Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one proxy statement for each company in which you hold stock through that broker or bank. Nevertheless, each stockholder will receive a separate proxy card. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented, and will send one copy of our proxy statement to your address. You may revoke your consent to householding by contacting your broker, if you hold Common Stock in street name, or the Company’s Secretary, if you are the registered holder of the Common Stock. The revocation of your consent to householding will be effective 30 days following its receipt. Upon written or oral request to the Company’s Secretary at the address or telephone number provided above, the Company will deliver promptly a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of this proxy statement was delivered. By written or oral request to the same address (i) a stockholder may direct a notification to the Company that the stockholder wishes to receive a separate annual report or proxy statement in the future or (ii) stockholders who are sharing an address and who are receiving delivery of multiple copies of the Company’s annual reports or proxy statements can request delivery of only a single copy of these documents to their shared address.

Incorporation by Reference

The material under the headings “Compensation Committee Report,” “Audit Committee Report” and the disclosure regarding independence of the members of the Audit Committee shall not be deemed to be “filed” with the SEC nor deemed incorporated into any future filing with the SEC, except to the extent that we specifically incorporate it by reference into the filing.

OTHER MATTERS

The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies received will be voted in respect thereof in accordance with the recommendation of the Board. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

AVAILABILITY OF REPORT ON FORM 10-K

The Company’s audited consolidated financial statements are included in the annual report on Form 10-K for the fiscal year ending December 31, 2008 filed with the SEC. Upon your written request, we will provide to you a complimentary copy of our 2008 annual report on Form 10-K (without exhibits) as filed with the SEC. Your request should be mailed to the Company’s offices, addressed as follows: Cinemark Holdings, Inc., Attention: Company Secretary, 3900 Dallas Parkway, Suite 500, Plano, Texas 75093. A free copy of the Form 10-K may also be obtained at the Web site maintained by the SEC at www.sec.gov, and by visiting our Internet web site at www.cinemark.com and clicking on “Investor Relations” and then on “SEC Filings.”

QUESTIONS

If you have questions or need more information about the Annual Meeting, write to:

Cinemark Holdings, Inc.
3900 Dallas Parkway, Suite 500
Plano, Texas 75093
Attention: Michael D. Cavalier, Secretary

By Order of the Board of Directors,

Michael D. Cavalier
Senior Vice President — General
Counsel and Secretary

March 25, 2009

CINEMARK HOLDINGS, INC. ANNUAL MEETING OF STOCKHOLDERS Wednesday May 13, 2009 9 a.m. Cinemark Legacy Theatre 7201 Central Expressway Plano, TX 75025 Cinemark Holdings, Inc. LOGO “TO COME” 3900 Dallas Parkway, Suite 500 Plano, TX 75093 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 13, 2009. The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. If no choice is specifi ed, the proxy will be voted “FOR” Items 1 and 2. By signing the proxy, you revoke all prior proxies and appoint Alan W. Stock, Robert D. Copple, and Michael D. Cavalier, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. See reverse for voting instructions. D6653401_Proxy_WF.indd 2 3/9/2009, 5:19:29 PM

ADDRESS BLOCK TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. 3 Please detach here 3 The Board of Directors Recommends a Vote FOR Items 1 and 2. 1. Election of directors: 01 Vahe A. Dombalagian 03 Carlos M. Sepulveda Vote FOR Vote WITHHELD 02 Peter R. Ezersky all nominees from all nominees (except as marked) (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Ratifi cation of the appointment of Deloitte & Touche, LLP For Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. Address Change? Mark Box Indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized offi cer signing the Proxy. D6653401_Proxy_WF.indd 1 3/9/2009, 5:19:29 PM